                                                                    Exhibit 10.4


                           AGREEMENT FOR THE PURCHASE

                   AND SALE OF THE NATIONAL ACCOUNTS DIVISION

                          OF THE MARTIN-BROWER COMPANY

                       AND MARTIN-BROWER OF CANADA, LTD.



                                 BY AND BETWEEN



                                PROSOURCE, INC.



                                      AND



                         THE MARTIN-BROWER COMPANY and

                         MARTIN-BROWER OF CANADA, LTD.

                               TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
ARTICLE I:  DEFINITIONS .......................................................       1

         1.1      Definitions .................................................       1
         1.2      Schedules and Annexes .......................................       8
         1.3      U.S. Dollars ................................................       8

ARTICLE II:  THE TRANSACTION ..................................................       8

         2.1      Agreement to Purchase .......................................       8
         2.2      Transfer of Assets ..........................................       8
         2.3      Payment of Purchase Price ...................................       8
         2.4      Assets Not Transferred ......................................       9
         2.5      Documents of Transfer .......................................       9
         2.6      Further Assurances ..........................................       9
         2.7      Restricted Assets ...........................................      10

ARTICLE III:      ASSUMPTION OF CERTAIN LIABILITIES ...........................      12

         3.1      Liabilities Assumed .........................................      12
         3.2      Liabilities Not Assumed .....................................      12
         3.3      Documents of Assumption .....................................      13
         3.4      Risk of Loss ................................................      13

ARTICLE IV:  PURCHASE PRICE MATTERS ...........................................      13

         4.1      Purchase Price Adjustment ...................................      13
         4.2      Allocation of Purchase Price ................................      15
         4.3      No Brokerage Commission .....................................      16
         4.4      Transaction Taxes and Other Closing Costs ...................      16
         4.5      Canadian Tax Elections ......................................      16

ARTICLE V:  REPRESENTATIONS AND WARRANTIES BY THE SELLERS .....................      17

         5.1      Organization and Qualifications .............................      17
         5.2      Authority ...................................................      17
         5.3      No Conflict; No Consents or Approvals .......................      17
         5.4      Financial Statements ........................................      18
         5.5      Tax Matters .................................................      18
         5.6      Title to Properties .........................................      19
         5.7      Real Estate .................................................      19
         5.8      Equipment Used in the Business ..............................      19
         5.9      Equipment Leased by the Business ............................      20
         5.10     Accounts Receivable .........................................      20
         5.11     Proprietary Rights ..........................................      20
         5.12     Insurance Policies ..........................................      21
         5.13     Contracts ...................................................      21
         5.14     Inventory ...................................................      22
         5.15     Litigation ..................................................      22

         5.16     Compliance with Law .........................................      23
         5.17     Absence of Subsequent Actions ...............................      23
         5.18     No Adverse Change ...........................................      24
         5.19     Labor Matters ...............................................      24
         5.20     Employee Benefit Plans ......................................      25
         5.21     Indebtedness and Guaranties .................................      26
         5.22     Government Contracts and Proceedings ........................      26
         5.23     Environmental Matters .......................................      26

ARTICLE VI:       REPRESENTATIONS AND WARRANTIES BY THE BUYER .................      28

         6.1      Organization and Good Standing ..............................      28
         6.2      Authority ...................................................      28
         6.3      No Conflict; No Consents or Approvals .......................      29

ARTICLE VII:  OTHER AGREEMENTS ................................................      30

         7.1      Conduct of Business .........................................      30
         7.2      Supplying of Information ....................................      30
         7.3      Filings and Authorizations ..................................      31
         7.4      Damage or Destruction of Property ...........................      32
         7.5      Bulk Sales ..................................................      32
         7.6      Employment of Business Work Force ...........................      33
         7.7      Employee Benefits ...........................................      33
         7.8      Retention of Records ........................................      36
         7.9      Tax Matters .................................................      37
         7.10     Trademark ...................................................      39
         7.11     Environmental Inspection ....................................      39
         7.12     Service Agreement ...........................................      40
         7.13     Covenant Not to Compete with the Business ...................      40
         7.14     Financing ...................................................      44
         7.15     Orlando Financing ...........................................      44
         7.16     Recovery of Undercharges and
                  Uncollected Sales Tax .......................................      44

ARTICLE VIII:     CONDITIONS PRECEDENT TO THE
                  OBLIGATIONS OF THE BUYER TO CLOSE ...........................      45

         8.1      The Sellers' Fulfillment of Covenants .......................      45
         8.2      The Sellers' Certificate as to Representations ..............      45
         8.3      The Buyer's Receipt of the Sellers' Authority to
                  Consummate ..................................................      45
         8.4      Authorizations; Consents; Legal Prohibition .................      45
         8.5      Receipt of Financing ........................................      46
         8.6      Other Agreements ............................................      46
         8.7      Legal Opinion ...............................................      46
         8.8      Environmental Investigation .................................      47
         8.9      Audited Financial Statements ................................      47

ARTICLE IX:       CONDITIONS PRECEDENT TO THE
                  SELLERS' OBLIGATION TO CLOSE ................................      47

         9.1      The Buyer's Fulfillment of Covenants ........................      47
         9.2      The Sellers' Receipt of the Buyer's Authority to
                  Consummate ..................................................      47
         9.3      The Buyer's Certificate as to Representations ...............      47
         9.4      Authorizations; Consents; Legal Prohibition .................      48
         9.5      Other Agreements ............................................      48
         9.6      Legal Opinion ...............................................      49

ARTICLE X:  CLOSING DATE ......................................................      49

         10.1     Closing .....................................................      49

ARTICLE XI:  INDEMNIFICATION AND REIMBURSEMENT ................................      49

         11.1     Survival ....................................................      49
         11.2     Time Limitations ............................................      49
         11.3     Indemnification by Sellers ..................................      50
         11.4     Environmental Indemnification ...............................      51
         11.5     Indemnification by the Buyer ................................      51
         11.6     Limitations as to Amount -- Sellers .........................      52
         11.7     Limitations as to Amount -- the Buyer .......................      52
         11.8     Third Party Claims ..........................................      52

ARTICLE XII:  TERMINATION .....................................................      54

         12.1     Termination Events ..........................................      54
         12.2     Effect of Termination .......................................      54
         12.3     Buyer's Investigation .......................................      55

ARTICLE XIII:  MISCELLANEOUS ..................................................      55

         13.1     Amendments ..................................................      55
         13.2     Notices .....................................................      55
         13.3     Expenses ....................................................      57
         13.4     Successors and Assigns ......................................      57
         13.5     Waiver ......................................................      57
         13.6     Headings ....................................................      57
         13.7     Severability ................................................      57
         13.8     Entire Agreement ............................................      57
         13.9     Assignment ..................................................      58
         13.10    Governing Law; Jurisdiction .................................      58
         13.11    Forum; Service of Process ...................................      58
         13.12    Counterparts ................................................      58
         13.13    Publicity ...................................................      58
         13.14    Confidential Information ....................................      59

LIST OF ANNEXES

                                                           Additional Paragraph
Annex    Name                                                   References
- -----    ----                                                   ----------
2.1      Funding Agreement

8.7      Opinion of Sellers' Legal Counsel

9.6      Opinion of Buyer's Legal Counsel

                                LIST OF SCHEDULES

                                                              Additional Paragraph
Schedule    Name                                                   Reference
- -----       ----                                                   ---------
1.1         Assets

2.4         Assets Retained

2.7         Restricted Asset

3.2         Liabilities Not Assumed

4.1         Accounting Principles                                       1.1, 5.4

5.3         Consent of Governmental Bodies

5.4         Financial Statements                                        1.1

5.6         Other Encumbrances                                          1.1

5.7         Real Property Owned or Leased

5.8         Certain Equipment Used in the
            Business

5.9         Certain Equipment Leased in the                             1.1
            Business

5.11(a)     Proprietary Rights                                          1.1

5.11(b)     License and Confidentiality
            Agreements

5.12        List of Insurance Policies

5.13        Contracts Relating to the Business                          5.18

5.15        Litigation                                                  1.1

5.16        Compliance with Laws and Regulations

5.17        Subsequent Actions

5.19        Labor Matters

                                                              Additional Paragraph
Schedule    Name                                                   Reference
- -----       ----                                                   ----------
5.20(a)     Employee Benefit Plans

5.20(b)     Medical Plan Claims

5.21        Indebtedness and Guaranties

5.22        Government Contracts

5.23        Hazardous Wastes or Substance and
            Underground Storage Tanks

6.3         Consent of Governmental Bodies

7.1         Conduct of Business

7.6         Non-Transferred Employee List                               1.1

7.7(a)      Employee Memorandum

7.7(b)      Acturial Assumptions

7.7(f)      Retired Employees

7.13(e)     Restricted Employees of Buyer

7.13(f)     Restricted Employees of Seller

7.13(i)     Identified Customers

8.5         Terms of Financing

                               PURCHASE AGREEMENT


                  THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 10th day of November, 1994 by and among The Martin-Brower Company, a corporation organized under the laws of Delaware and Martin-Brower of Canada, Ltd., a corporation organized under the laws of Ontario, Canada (collectively the "Sellers"), and ProSource, Inc., a corporation organized under the laws of Delaware (the "Buyer").

                  WHEREAS, the Sellers desire to sell the Business (as herein defined); and

                  WHEREAS, the Buyer desires to purchase from the Sellers and the Sellers desire to sell to the Buyer assets, properties, rights and claims of the Business on the terms and conditions set forth herein.

                  NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:


                             ARTICLE I: DEFINITIONS

                  1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings for all purposes of this Agreement.

                        "Adjusted Purchase Price" shall have the meaning given
                  such term in Section 4.1(c).

                        "Adjustment" shall have the meaning given such term in
                  Section 7.9(b).

                        "Assets" mean all of the assets, whether real, personal,
                  tangible or intangible, and contract rights, of the Sellers relating to the Business (including the Proprietary Rights) owned (legally or beneficially) by the Sellers, except for the Excluded Assets. The "Assets" shall include, without limitation, the Owned Real Property, Leased Real Property, accounts receivable arising from the Business, inventories and supplies of the Business, owned or leased machinery, equipment, vehicles and other personal property used in the Business, contracts of the Business, all documents, files, records and similar material (in any form or media) of the Business, all of the outstanding capital stock of BroMar, all assets listed in Schedule 1.1* and, to the extent assignable, governmental licenses and permits of the Business.

                        "Assignment and Assumption" shall have the meaning given
                  such term in Section 2.2.

                        "Balance Sheet" means the unaudited balance sheet of the
                  Business as of September 30, 1994, which is included in the Financial Statements.

                        "Balance Sheet Date" means September 30, 1994.

                        "BroMar" means BroMar Services, Inc., a Delaware
                  corporation and wholly-owned subsidiary of The Martin-Brower Company.

                        "Business" means the business of BroMar and the business
                  conducted by National Accounts Division ("NAD") of the Sellers, including distributing, purchasing, selling, transporting, warehousing and handling of products (including, but not limited to, food products, restaurant supplies, paper goods and premium and promotional items) for use by casual dining and fast food restaurants in the United States, Canada and elsewhere, exclusive of McDonald's. The Business shall not include the business of MBX Services, Inc., and the MBX and MTX divisions of the Sellers; that business consists of the transportation of goods as a common and contract carrier and the brokerage of transportation of goods.

                        "Business Day" means any day of the week exclusive of
                  Saturday, Sunday and any official holiday of the United States federal government or the Canadian federal government.



________________

*        Schedule 1.1 to include headquarters furniture.

                        "Buyer's Advisors" shall have the meaning given such
                  term in Section 7.2.

                        "Buyer's Defined Contribution Plan" shall have the
                  meaning given such term in Section 7.7(c).

                        "Cleanup" shall have the meaning given such term in
                  Section 11.4(a).

                        "Closing" shall have the meaning given such term in
                  Section 10.1.

                        "Closing Date" means December 30, 1994 or such later
                  Fiscal Closing Date by which governmental clearances are received pursuant to Sections 8.4 and 9.4 and all other conditions specified in Section 2.7(a) and Articles VIII and IX are satisfied or waived by the party entitled to the benefit of such conditions or such other date as Buyer and the Sellers may mutually agree pursuant to Section 10.1.

                        "Code" means the U.S. Internal Revenue Code of 1986, as
                  amended.

                        "Dalgety Non-Compete Agreement" shall have the meaning
                  given such term in Section 7.13(m).

                        "Damages" shall have the meaning given such term in
                  Section 11.3.

                        "Damage Threshold" shall have the meaning given such
                  term in Section 11.3.

                        "Defined Benefit Plan" shall have the meaning given such
                  term in Section 7.7(b).

                        "Defined Contribution Plans" shall have the meaning
                  given such term in Section 7.7(c).

                        "Designated Transferee" shall have the meaning given
                  such term in Section 2.2.

                        "Disclosure Schedule" means all the Schedules delivered
                  with this Agreement and made a part hereof.

                        "Disputed Amount" shall have the meaning given such term
                  in Section 4.1(a).

                        "Employee" shall have the meaning given such term in
                  Section 7.7(a).

                        "Environmental Law" shall have the meaning given such
                  term in Section 5.23.

                        "ERISA" means the Employee Retirement Income Security
                  Act of 1974, as amended.

                        "Excluded Assets" shall have the meaning given such term
                  in Section 2.4.

                        "Excluded Proprietary Rights" shall have the meaning
                  given such term in Section 5.11.

                        "Exclusive License and Confidentiality Agreements" shall
                  have the meaning given such term in Section 5.11.

                        "Financial Statements" means the unaudited balance
                  sheets of the Business as at June 30, 1994 and September 30, 1994, and the unaudited income (loss) statements for the year and the three (3) months then ended, as prepared by the Sellers and attached as Schedule 5.4.

                        "Fiscal Closing Date" means each of December 30, 1994,
                  January 27, 1995 and February 24, 1995.

                        "Funding Agreement" shall have the meaning given such
                  term in Section 6.2(b).

                        "Governmental Body" shall have the meaning given such
                  term in Section 5.15.

                        "Group RRSP" shall have the meaning given such term in
                  Section 5.20(d).

                        "Hazardous Substance" shall have the meaning given such
                  term in Section 5.23.

                        "Hired Employees" shall have the meaning given such term
                  in Section 7.7(a).

                        "Inadvertent Immaterial Matters", when used as an
                  exception to a representation and warranty or covenant, means matters required to be disclosed by such representation and warranty or covenant that, individually or in the aggregate, are not material and were not known to Sellers despite the exercise of reasonable diligence.

                        "Indemnified Persons" shall have the meaning given such
                  term in Section 11.3.

                        "Indemnitee" shall have the meaning given such term in
                  Section 11.8(a).

                        "Indemnitor" shall have the meaning given such term in
                  Section 11.8(a).

                        "IRS" means the U.S. Internal Revenue Service.

                        "Laws and Regulations" shall have the meaning given such
                  term in Section 5.16 (a)

                        "Leased Real Property" shall have the meaning given such
                  term in Section 5.7.

                        "Liabilities" shall have the meaning given such term in
                  Section 3.1.

                        "License and Confidentiality Agreements" shall have the
                  meaning given such term in Section 5.11.

                        "Material Adverse Effect" means, except for purposes of
                  Article XI, a material adverse effect on the business, properties, financial condition, operations or prospects of the Business, taken as a whole. Solely for purposes of Article XI, it shall have the meaning given to that term in Section 11.3.

                        "Non-Cleanup Injury" shall have the meaning given such
                  term in Section 11.4(a).

                        "Non-Exclusive License and Confidentiality Agreements"
                  shall have the meaning given such term in Section 5.11.

                        "Non-Hired Employees" shall have the meaning given such
                  term in Section 7.7(a).

                        "Owned Real Property" shall have the meaning given such
                  term in Section 5.7.

                        "Permits" shall have the meaning given such term in
                  Section 5.16(b).

                        "Permitted Encumbrances" means (a) the liens, easements,
                  security interests, charges, mortgages, indentures and other encumbrances as described on Schedule 5.6, and (b) the Permitted Exceptions.

                        "Permitted Exceptions" means (a) liens for current taxes
                  and assessments not yet due or payable or taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves (determined in accordance with generally accepted accounting principles, as modified on Schedule 4.1) are provided in the Balance Sheet and the Statement of Net Assets Sold, (b) such restrictions, easements and imperfections of title, including, but not limited to, encroachments and overlaps of a minor nature and customary utility easements, if any, as do not materially impair the value of the affected properties or the utility of the affected properties in their current use in the Business,
                  (c) liens of employees, laborers, carriers, warehousemen, mechanics and materialmen for current wages or accounts payable not yet delinquent, (d) liens and charges incident to construction or maintenance, which have either not been filed of record or have been filed of record and are being contested in good faith by appropriate action diligently pursued and have not yet proceeded to judgment and for which adequate reserves (determined in accordance with generally accepted accounting principles, as modified on Schedule 4.1) are provided in the Balance Sheet and the Statement of Net Assets Sold, (e) liens or security interests, if any, reflected on, or securing Liabilities reflected on, the Financial Statements and the Statement of Net

                  Assets Sold, (f) liens or security interests, if any, created in the ordinary course of business subsequent to September 30, 1994 securing Liabilities reflected on the Statement of Net Assets Sold, (g) landlord liens for rent included in the Liabilities not yet due and payable, and (h) liens or security interests created as a result of capitalized lease obligations disclosed in Schedule 5.9; provided that any judicial proceedings intended to be referred to in subsections (a) and
                  (d) are set forth in Schedule 5.15.

                        "Person" means an individual, firm, corporation,
                  division, partnership, joint venture, unincorporated association, government agency or political subdivision thereof, or other entity.

                        "Plans" shall have the meaning given such term in
                  Section 5.20(a).

                        "Proprietary Rights" shall have the meaning given such
                  term in Section 5.11.

                        "Purchase Price" shall have the meaning given such term
                  in Section 2.1.

                        "Restricted Asset" shall have the meaning given such
                  term in Section 2.7.

                        "Retirement Plans" shall have the meaning given such
                  term in Section 5.20(a).

                        "Secrets" shall have the meaning given such term in
                  Section 5.11.

                        "Service Agreement" shall have the meaning given such
                  term in Section 7.12.

                        "Statement of Net Assets Sold" shall have the meaning
                  given such term in Section 4.1(a).

                        "Taxes" means all Federal, state, provincial, local,
                  municipal and foreign income, profits, franchise, capital, sales, value added, use, employment, payroll, transfer, occupation, property, severance, production, excise, goods and services and other taxes (including interest, additions to tax and penalties with respect to any such tax), but excluding all sales, value added, use, transfer and similar taxes imposed in connection with the consummation of the transactions contemplated hereunder.

                        "Termination Date" means February 25, 1995.

                  1.2 Schedules and Annexes. A "SCHEDULE" which is identified in this Agreement shall be part of the Disclosure Schedule prepared by the sellers and delivered to the Buyer with this Agreement to disclose factual matters concerning the Business. An "ANNEX" is an agreement or other document attached hereto and made a part hereof.

                  1.3 U.S. Dollars. Unless otherwise indicated herein or on the Schedules, all references to amounts in dollars ($) shall mean dollars of the United States of America.


                          ARTICLE II: THE TRANSACTION

                  2.1 Agreement to Purchase. In reliance upon the representations and warranties of the Buyer contained herein, and on the terms and subject to the conditions herein set forth, the Sellers agree to sell and deliver the Assets to the Buyer, and transfer the Liabilities. In reliance upon the representations and warranties of the Sellers contained herein, and on the terms and subject to the conditions herein set forth, the Buyer agrees to purchase, or cause to be purchased, the Assets and assume the Liabilities. In consideration of the sale of the Assets, the Buyer agrees to pay an aggregate purchase price of One Hundred Forty Million Dollars ($140,000,000) (the "PURCHASE PRICE"). Simultaneously with the execution and delivery of this Agreement, Onex Corporation is entering into the Funding Agreement attached hereto as Annex 2.1.

                  2.2 Transfer of Assets. At Closing, the Sellers shall deliver to the Buyer, or one or more transferees designated by the Buyer ("DESIGNATED TRANSFEREE"), an Assignment and Assumption Agreement in a form reasonably satisfactory to the Buyer and the Sellers duly executed and sufficient to convey good title to the Assets owned by the Sellers (and, subject to Section 2.7, the leases and other contracts under which the Sellers use the Assets not owned by them) free and clear of all mortgages, liens, security interests and other encumbrances other than Permitted Encumbrances.

                  2.3 Payment of Purchase Price. At Closing, the Buyer or its Designated Transferee shall deliver by wire transfer of immediately available funds to the account of The Martin-Brower Company, for the benefit of the Sellers, the Purchase Price. The wire transfer shall be made to Citibank, N.A., 399 Park Avenue, ABA 021000089, Account Number 40590527; provided, however, that the Sellers may designate an alternative account by notice to Buyer at least five business days prior to the Closing Date for the transfer of the Purchase Price.

                  2.4 Assets Not Transferred. Notwithstanding the foregoing, the Assets to be transferred shall not include the following (the "EXCLUDED ASSETS") (a) cash or cash equivalents; (b) all of the rights, properties and assets used in the Business which shall have been transferred or disposed of by the Business prior to the Closing Date in transactions conducted in the ordinary course of business and not in violation of this Agreement; (c) tangible assets in possession of the Business but owned by unaffiliated parties; (d) Excluded Proprietary Rights as set forth in Schedule 5.11(a); (e) the assets primarily used in the McDonald's Division of each of the Sellers except as otherwise provided in Schedule 1.1 to this Agreement and (f) miscellaneous assets set forth in Schedule 2.4 or as mutually agreed by the parties in writing prior to the Closing.

                  2.5 Documents of Transfer. At Closing, in addition to the documents of transfer described in Section 2.2, the Sellers will execute, acknowledge and deliver to the Buyer or its Designated Transferee such deeds (in form sufficient for the Buyer or Designated Transferee to obtain title insurance in the jurisdiction in which the Owned Real Property being conveyed thereby is located), bills of sale, endorsements, assignments, stock powers and other good and sufficient instruments of conveyance, sale, transfer and assignment, as shall be required in order to effectively vest in the Buyer or its Designated Transferee all of the Sellers' right, title and interest in and to the Assets. As promptly as practicable, and in any event within ninety (90) days after the Closing, the Sellers will deliver to the Buyer or its Designated Transferee all of the files, documents, papers, contracts, agreements, legal descriptions, open books of account or ledgers and documentation in support thereof, and all information appearing in writing or other media as pertains primarily to the Assets and which is in the Sellers' possession or subject to their control; pending such delivery, Buyer shall be afforded reasonable and timely access to such materials.

                  2.6 Further Assurances. At Closing, and at any time or from time to time thereafter until two years after the Closing Date or such longer period as may be required for any tax or other regulatory audit or assessment under any applicable statute of limitations or limitation period, the Sellers shall at the request of the Buyer also take such reasonable action as is necessary to put the Buyer or its Designated Transferee in actual possession and operating control of the Assets, and shall execute, acknowledge and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as the Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to the Buyer any of the Assets and to assist the Buyer in exercising rights with respect thereto.

                  2.7   Restricted Assets.

                  (a) Schedule 2.7 sets forth each contract, license, lease, sales order, permit, right or other agreement or commitment included in the Assets (without regard to any qualification as to assignability) that is not capable of being validly assigned, transferred or subleased without the consent or waiver of the issuer thereof or the other party thereto or any third person (including a government or governmental unit) , or with respect to which such assignment, transfer or sublease or attempted assignment, transfer or sublease could constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict (such Asset is hereinafter referred to as a "RESTRICTED ASSET"). Part A of Schedule 2.7 sets forth the Restricted Assets for which the receipt of the necessary consents and waivers for the assignment, transfer or sublease of such Assets is a condition precedent to the Buyer's obligations hereunder. Part B of Schedule 2.7 sets forth the Restricted Assets in respect of which, if the necessary consents and waivers are not received on or before the Closing Date, this Agreement shall not constitute an assignment, transfer or sublease thereof, or an attempted assignment, transfer or sublease thereof; provided, however, to the extent the Sellers may do so without incurring any material liability the Sellers shall assign and the Buyer shall assume the beneficial ownership and all rights and obligations under the Restricted Assets so the Buyer can enjoy the practical benefits of the assets in Part B until they can be legally assigned and assumed by the Sellers and the Buyer, respectively.

                  (b) The Sellers shall use reasonable efforts, and the Buyer shall cooperate with the Sellers (i) to obtain the consents and waivers necessary to convey to the Buyer all of the Restricted Assets, and (ii) to promptly convey to the Buyer the Restricted Assets for which the Sellers have received the necessary consents and waivers; provided, however, that any consideration paid therefor to the person from whom the consent or waiver is requested for the use of any Restricted Asset by both the Buyer and at least one of the Sellers and their affiliates (or which is required to permit Buyer to provide services to Sellers under the Services Agreement) shall be borne by the Sellers; provided, further, that any consideration paid therefor with the approval of the Buyer and the Sellers to the person from whom the consent or waiver is requested for any other Restricted Asset shall be borne equally by the Buyer and the Sellers; provided, further, that the Sellers shall not amend or change any Restricted Asset without the prior written consent of the Buyer. The Sellers shall cooperate with the Buyer in making applications and filings or taking any other action necessary for the Buyer to obtain such franchises, licenses, permits or other instruments or agreements, if any, as are substantially equivalent to the Restricted Assets.

                  (c) To the extent that the consents and waivers necessary to assign, transfer or sublease the Restricted Assets set forth in Part B of Schedule 2.7 are not obtained by the Sellers, the Sellers shall use reasonable efforts to (i) provide to the Buyer the benefits of any Restricted Asset not assigned, transferred or subleased due to the Sellers' failure to obtain such consent or waiver, (ii) cooperate with the Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to the Buyer, and (iii) enforce, at the request of the Buyer, any rights of the Sellers under any Restricted Asset, against the issuer thereof or the other party or parties thereto (including the right to elect to terminate or renew such of the foregoing in accordance with the terms thereof upon the advice of the Buyer); provided, however, that all costs and expenses of the Sellers incurred with respect to any of the actions related under (iii) above shall be promptly paid or reimbursed by the Buyer to the Sellers.

                  (d) To the extent that the Buyer is provided the benefits pursuant to this Section 2.7 of any Restricted Asset, the Buyer shall perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of the Sellers thereunder or in connection therewith, but only to the extent that (i) such action by the Buyer would not result in any default thereunder or in connection therewith, and (ii) such obligation would have been a Liability but for the non-assignability or non-transferability thereof; provided, however, that if the Buyer shall fail to perform to the extent required herein (and such failure shall have continued following notice thereof to Buyer), the Sellers shall thereafter cease to be obligated under this
         Section 2.7 in respect of the Restricted Asset which is the subject of such failure to perform unless and until such situation is remedied, or, at the sole option of the Sellers, the Buyer shall promptly pay or reimburse the Sellers all costs incurred by the Sellers to remedy such failure to perform during such period of failure of performance.

                  (e) To the extent that the Sellers do not sell, assign and transfer any Restricted Asset to the Buyer on the Closing Date pursuant to this Section, Sellers shall (i) reimburse the Buyer for all incremental costs (including, but not limited to, increased rents payable for replaced leased property) associated with the procurement by Buyer of a substantially identical replacement for such Restricted Asset or (ii) procure for the Buyer a substantially identical replacement for such Restricted Asset on terms that, after giving effect to reimbursement of incremental costs by Sellers in accordance with clause (i), are no less favorable to Buyer than the terms on which the corresponding Restricted Asset was available to the Business.

                  (f) At the request of Sellers and subject to the consent of the other contracting parties, Buyer or its Designated Transferees will enter into novations of contracts to be assigned to Buyer under this Agreement in order to relieve Sellers from liability thereunder, so long as such novations do not alter the terms of the contracts or Buyer's or the Designated Transferee's liability thereunder.


                 ARTICLE III: ASSUMPTION OF CERTAIN LIABILITIES

                  3.1 Liabilities Assumed. On the Closing Date, subject to the terms and conditions herein set forth, the Sellers shall assign to the Buyer, and the Buyer shall assume from the Sellers all liabilities of any nature, known or unknown, fixed, contingent or otherwise, arising out of the Business (subject to Section 3.2, the "LIABILITIES").

                  3.2 Liabilities Not Assumed. Other than the Liabilities, no liabilities relating to the business of the Sellers shall be assumed by the Buyer and such liabilities shall remain obligations of the Sellers. The Liabilities shall not include, and Buyer shall have no liability for, (i) any bank overdraft or letter of credit facility, credit line or indebtedness for money borrowed, including all intercompany payables owed to Dalgety, Inc., (ii) any liability with respect to actions, suits, proceedings or investigations with respect to the Business, at law, in equity or otherwise, pending in or before, or by, any court or Governmental Body as of the Closing Date, (iii) any Taxes incurred by Seller relating to periods (or to the extent not incurred with respect to periods, events occurring) prior to the Closing Date (or any interest, penalty or other amount payable with respect thereto), (iv) state sales taxes arising from sales prior to the Closing Date, which are or will become due and payable, (v) any unfunded liability for the Defined Benefit Plan or Defined Contribution Plans or any liability for any withdrawal liability imposed by any multiemployer plan which is attributable to any contributions made by or otherwise attributable to Sellers, including contributions for closed facilities, relating to the Business prior to Closing Date, (vi) any contract, lease or agreement the existence of which is inconsistent with the last paragraph of Section 5.13 (without regard to any knowledge qualification therein) or that would purport to limit the business activities of Buyer or any affiliate of Buyer, after giving effect to consummation of the transactions contemplated by this Agreement unless, in either case, Buyer expressly elects to assume the same in a notice to Sellers that refers to this Section 3.2(vi),
(vii) any liability or obligation that is the responsibility of Sellers under
Article VII, (viii) any liability or obligation to customers or former customers of the Business for refund or adjustment of any amount charged to such customer or former customer prior to the Closing Date; or (ix) any liability set forth in
Schedule 3.2.

                  3.3 Documents of Assumption. The assumption of the Liabilities by the Buyer or its Designated Transferees shall be evidenced by the Assignment and Assumption Agreement.

                  3.4 Risk of Loss. The risk of loss of any of the Assets shall be the responsibility of the Buyer as of the Closing Date. All casualty or other losses of Assets occurring after such time shall be the responsibility of the Buyer, whether or not the Buyer has purchased or obtained any insurance coverage.


                       ARTICLE IV: PURCHASE PRICE MATTERS

                  4.1   Purchase Price Adjustment.

                  (a) Within forty-five (45) calendar days following the Closing Date, the Sellers shall (i) cause to be prepared and delivered to the Buyer a statement of net assets sold of the Business as of the Closing Date (the "STATEMENT OF NET ASSETS SOLD") together with an opinion of Price Waterhouse LLP ("PRICE WATERHOUSE") that such Statement of Net Assets Sold presents fairly the Assets sold and Liabilities assumed of the Business at the Closing Date, and (ii) provide to KPMG Peat Marwick and the Buyer complete and timely access to copies of all work papers and other relevant documents and analysis prepared by Price Waterhouse for purposes of rendering such opinion. The Statement of Net Assets Sold shall be prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with those used to prepare the Balance Sheet and subject to such exceptions and clarifications as shall be specified and as set forth in Schedule 4.1. The Statement of Net Assets Sold shall be audited by Price Waterhouse in accordance with U.S. generally accepted auditing standards, including, but not limited to, observation of a physical inventory as of the Closing Date. KPMG Peat Marwick and the Buyer shall have the right to review all workpapers of the audit prepared by Price Waterhouse and to participate in the observation of all physical counts of assets conducted by Sellers or Price Waterhouse. The Buyer shall give the Sellers and their representatives (including Price Waterhouse) reasonable access to the books, records, and personnel of the Business for the purpose of preparing and examining the Statement of Net Assets Sold. The Buyer shall have a period of thirty (30) calendar days after the later of the delivery to it of the Statement of Net Assets Sold or the access to copies of all workpapers and other relevant documents and analysis prepared by Price Waterhouse for purposes of rendering their opinion, to review it and to make any objections that the Buyer may have in writing to the Sellers. If no written objections to the Statement of Net Assets Sold are delivered to the Sellers within such thirty (30) day period, the Statement of Net Assets sold shall be deemed to be accepted and approved by the Buyer. If written objections of the Buyer to the Statement of Net Assets Sold are delivered to the Sellers within such thirty (30) day period, then the Buyer and the Sellers shall attempt to resolve the item or items in dispute. However, if the Buyer's written objections with respect to such items in dispute would, if accepted, result in a change in the Net Assets Sold of the Business as of the Closing Date of Two Hundred Thousand Dollars ($200,000) or less (such amount being the "DISPUTED

         AMOUNT") and KPMG Peat Marwick confirms its concurrence with such objections in a writing delivered to Sellers, then 50% of the Disputed Amount shall be deemed accepted and approved by Buyer (allocated by accepting 50% of the amount in dispute with respect to each disputed item) and, as so revised the Statement of Net Assets Sold shall be deemed to be conclusively accepted and approved by the Buyer and the Sellers. The Buyer shall quantify its objections to the extent reasonably practicable in all written objections delivered to Sellers with respect to the Statement of Net Assets Sold.

                  (b) If such disputes cannot be resolved by the Buyer and the Sellers within thirty (30) days after the delivery of the objections to the Statement of Net Assets Sold, then the specific matters in dispute shall be submitted to Deloitte & Touche, or to such other independent accounting firm as may be approved by the Buyer and the Sellers, which firm shall render its opinion as to such matters. Buyer and Sellers shall instruct Deloitte & Touche to render such opinion within thirty
         (30) days after submission of matters in dispute. Based on such opinion, Deloitte & Touche shall then send to the Buyer and to the Sellers a written determination of the matters in dispute based upon such opinion and a written determination of the Adjusted Purchase Price based upon such opinion, whereupon the confirmed or revised Statement of Net Assets sold shall be final and binding upon the Buyer and the Sellers.

                  (c) Within five Business Days after the determination of the Net Assets Sold of the Business in accordance with paragraphs (a) and
         (b) above, the Buyer shall pay to the Sellers the amount, if any, by which the Adjusted Purchase Price exceeds the Purchase Price; or the Sellers shall pay to the Buyer the amount, if any, by which the Adjusted Purchase Price is less than the Purchase Price. Any payment pursuant to this Section 4.1(c) shall include interest thereon at the prime rate announced by Citibank, N.A. from time to time, accruing on such payment amount from the Closing Date until paid. Such payment shall be made by wire transfer to an account designated in writing to the obligated party by the receiving party. The "ADJUSTED PURCHASE PRICE" of the Business shall be an amount equal to (i) the Net Assets Sold of the Business on the Closing Date, which shall be equal to total Assets minus total Liabilities of the Business as reflected on the Statement of Net Assets Sold agreed by the parties pursuant to Section 4.1(a), or as determined by Deloitte & Touche pursuant to Section 4.1(b), plus (ii) Twenty Million Dollars ($20,000,000).

                  (d) The Sellers shall pay all costs, fees and expenses charged or incurred by Price Waterhouse. The Buyer shall pay all costs, fees and expenses charged or incurred by KPMG Peat Marwick. All costs, fees and expenses charged or incurred by Deloitte & Touche, if any, shall be borne equally by the Sellers and the Buyer.

                  4.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and commitments and covenants as the Buyer and the Sellers may agree in writing. Such allocation shall be based upon the residual method of allocation as required by Section 1060 of the Code and shall be fair and reasonable as between the United States and Canadian Assets and commitments and covenants as well as among the various Canadian Assets and among the various United States Assets.

                  4.3 No Brokerage Commission. Except for Morgan Stanley & Co. Incorporated, the Sellers have not employed any broker, agent or finder in connection with any transaction contemplated by this Agreement, and the Sellers hereby indemnify the Buyer against any liability for a brokerage commission or finder's fee of any description payable to Morgan Stanley & Co. Incorporated or otherwise incurred by the Buyer with respect to any of any action contemplated by this Agreement. Except for Smith Barney Inc., the Buyer has not employed any broker, agent or finder in connection with any transaction contemplated by this Agreement, and the Buyer hereby indemnifies the Sellers against any liability for a brokerage commission or finder's fee of any description payable to Smith Barney Inc. or otherwise incurred by the Sellers with respect to any transaction contemplated by this Agreement.

                  4.4 Transaction Taxes and Other Closing Costs. Any state, county, federal, provincial, local, municipal or foreign sales, use or other transfer taxes, and any transfer, recording or similar fees and charges arising in connection with the transfer of the Assets from the Sellers to the Buyer shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers.

                  4.5   Canadian Tax Elections.

                  (a) The Buyer and the Sellers will, on or before the Closing Date, jointly execute an election, in prescribed form and containing the prescribed information, to have subsection 167(1.1) of the Excise Tax Act (Canada) apply to the sale and purchase of the Assets hereunder so that no tax is payable in respect of such sale and purchase under
         Part IX of the Excise Tax Act (Canada). The Buyer will file such election with the Minister of National Revenue within the time prescribed by the Excise Tax Act (Canada).

                  (b) The Buyer and the Sellers will, at the Closing, jointly execute an election under section 22 of the Income Tax Act (Canada) as to the sale of the accounted receivable of the Sellers to be purchased hereunder, will designate therein the applicable portion of the purchase price as the consideration paid by the Buyer therefor and will each file such election with the Minister of National Revenue forthwith after the closing Date.


            ARTICLE V: REPRESENTATIONS AND WARRANTIES BY THE SELLERS

                  The Sellers represent and warrant to, and agree with, the Buyer as follows (except as the context otherwise clearly requires, as used in this Article V, the term "Sellers" includes BroMar):

                  5.1 Organization and Qualifications. The Martin-Brower Company and BroMar are corporations both duly incorporated and organized, validly existing and in good standing under the laws of Delaware, and Martin-Brower of Canada, Ltd. is a corporation duly incorporated and organized under the laws of the Province of Ontario, Canada. The Martin-Brower Company owns all of the issued and outstanding shares of capital stock of BroMar. There are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating BroMar, contingently or otherwise, to issue or sell any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares, and no authorization therefor has been given. Each of the corporations has the corporate power and authority to own or lease its properties and carry on the Business as presently owned or conducted, and is in good standing as a foreign corporation and licensed or qualified to transact business in each jurisdiction in which the nature of the properties owned or leased by it or the business transacted by it requires it to be so licensed or qualified, except those jurisdictions, if any, in which the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.2 Authority. The Sellers have all requisite corporate power and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement, the Sellers have all requisite corporate power and authority to consummate the transaction contemplated herein, and this Agreement has been duly executed and delivered by the Sellers pursuant to all necessary corporate authorization of the Sellers (including approval by their respective Boards of Directors). This Agreement is legal, valid and binding upon and enforceable against the Sellers in accordance with its terms.

                  5.3   No Conflict; No Consents or Approvals.

                  (a) Neither the execution and delivery by the Sellers of this Agreement, the consummation of the transactions contemplated herein by the Sellers, nor compliance by the Sellers with any of the provisions hereof shall (i) conflict with, result in a breach of or constitute a default under, (A) the certificates of incorporation or by-laws of the Sellers, (B) any contract, agreement, license or permit of the Business or the Sellers, or (C) any law, statute, ordinance, regulation or court or administrative order by which the Sellers or any of the properties or assets of the Business are subject or bound; (ii) result in the creation of, or give any party the right to create, any lien, charge, encumbrance or security interest upon the Assets; or
         (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any contract or agreement of the Business; except, in the case of (i) (B), or (iii), such violations, breaches, defaults, liens, terminations and modifications (I) which would not, individually or in the aggregate, have a Material Adverse Effect or (II) are set forth on Schedule 5.3.

                  (b) Except as disclosed in Schedule 5.3, the Sellers are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby by the Sellers, except for failures to submit such notices, reports or filings that would not, individually or in the aggregate, have a Material Adverse Effect.

                  5.4 Financial Statements. Attached hereto as Schedule 5.4 are the Financial Statements. The Financial Statements, which are unaudited, present fairly (and the financial statements referred to in Section 8.9 will present fairly) the financial condition and results of the Business as of the dates and for the periods indicated and have been (and the financial statements referred to in Section 8.9 will be) prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, except as set forth therein or on schedule 4.1 and excluding any required footnote disclosures.

                  5.5   Tax Matters.

                  (a) The Sellers have filed all Federal, provincial, state, county, local and foreign tax returns, reports and forms for income, excise, social security, property and other Taxes (including payroll deductions and contributions required by law), which are required to be filed by each and which relate to the Business.

                  (b) The Sellers have paid all Taxes required to be paid by each and which relate to the Business.

                  (c) The Buyer is acquiring the ownership, possession or use under this Agreement of all or substantially all of the property that can reasonably be regarded as being necessary for the Buyer to be capable of carrying on the Business as a business within the meaning of
         Section 167 of the Excise Tax Act (Canada);

                  (d) Martin-Brower of Canada, Ltd. is registered under Part IX of the Excise Tax Act (Canada) with registration number R103544284; and

                  (e) Martin-Brower of Canada, Ltd. is not a non-resident person within the meaning of Section 116 of the Income Tax Act (Canada).

                  5.6   Title to Properties.

                  (a) Except as set forth in Schedule 5.6 attached hereto, the Sellers have good and, in the case of Owned Real Property, marketable title to all the assets and properties shown on the Balance Sheet or acquired by the Business after the Balance Sheet Date (other than inventory sold or otherwise disposed of in the ordinary course of business subsequent to said date) , in each case free and clear of all liens, claims, security interests and encumbrances, except for Permitted Encumbrances.

                  (b) The Assets constitute all of the material assets of or utilized by the Business on the date hereof.

                  5.7 Real Estate. Schedule 5.7 contains a list of all real property owned (the "OWNED REAL PROPERTY") or leased (the "LEASED REAL PROPERTY") by the Sellers and which is part of the Assets. The Business is not in material default under any such lease and there is not, under any such lease, any event which, with notice and/or lapse of time, would constitute a material default by any party to any such lease, nor is there any default or event that could result in the termination of any such lease. Except (i) as disclosed on schedule 5.7 and (ii) for such encroachments that do not materially restrict or impair the value or the use by the Business of the property subject thereto and will not subject Buyer to material cost or liability, each of the buildings and other structures on the Owned Real Property and used in connection with the operation of the Business is located entirely within the boundaries of such Owned Real Property.

                  5.8 Equipment Used in the Business. Schedule 5.8 contains a list of all machinery, equipment, vehicles and other tangible personal property currently used in the Business which has a per item book value in excess of Fifteen Thousand Dollars ($15,000) and the location of such equipment. The machinery, equipment, vehicles and other tangible personal property used in the Business are in reasonable operating condition, ordinary wear and tear excepted.

                  5.9 Equipment Leased by the Business. Schedule 5.9 contains a list of all leases of machinery, equipment, vehicles and other tangible personal property currently used in the Business involving an annual expense per lease in excess of Six Thousand Dollars ($6,000) to which the Sellers are lessees. The Sellers are not in material default under any such lease, and, to the Sellers' knowledge, there is not, under any such lease, any event which, with notice and/or lapse of time, would constitute a material default by any party to any such lease.

                  5.10 Accounts Receivable. All accounts receivable of the Business (including those reflected in the Financial Statements or to be reflected in the Statement of Net Assets Sold) represent valid or will represent valid obligations for sales actually made, and other miscellaneous receivables (not in excess of $1,000,000) created, in the ordinary course of the Business. As of the Closing Date, no outstanding accounts receivable of the Business will have been factored or otherwise assigned by the Sellers.

                  5.11 Proprietary Rights. (a) Schedule 5.11(a) contains a list of all patents, inventions, trademarks, logos, corporate names, trade names, service marks, software (including internally developed software) and copyrights utilized in the Business, whether or not registered, and including all registrations and applications for registration thereof (collectively, "PROPRIETARY RIGHTS"), other than Inadvertent Immaterial Matters. The Sellers own or possess adequate licenses or other rights to use, and will at the Closing Date transfer to the Buyer or a Designated Transferee, all Proprietary Rights

(other than Excluded Proprietary Rights, as hereinafter defined) and all shop rights, know how, trade secrets, confidentiality agreements and confidential information utilized in the conduct of the Business as presently conducted ("SECRETS"). The Sellers have not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights or Secrets, and to the Sellers' knowledge, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with Proprietary Rights or Secrets of any such Person. Schedule 5.11(a) also sets forth those Proprietary Rights which will not be transferred to the Buyer or a Designated Transferee at the Closing ("EXCLUDED PROPRIETARY RIGHTS").

                  (b) Schedule 5.11(b) lists all license and confidentiality agreements relating to the Business (collectively, the "LICENSE AND CONFIDENTIALITY AGREEMENTS"), and indicates thereon which will be used exclusively by the Business (including use by the Buyer to provide services to Sellers under the Services Agreement) (the "EXCLUSIVE LICENSE AND CONFIDENTIALITY AGREEMENTS") and which are used both by the Business and other businesses of the Sellers (the "NON-EXCLUSIVE LICENSE AND CONFIDENTIALITY AGREEMENTS"). At the Closing (and subject to Section 2.7), the Sellers (i) will assign to the Buyer or a Designated Transferee the Exclusive Licenses and confidentiality Agreements; and (ii) will arrange, at the Sellers' expense, for the Buyer or a Designated Transferee to receive the benefits of the Non-Exclusive Licenses and Confidentiality Agreements on the same terms as applicable to use thereof by the Business prior to the Closing.

                  5.12  Insurance Policies.

                  (a) Schedule 5.12 sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, workers' compensation, and other forms of insurance held by the Sellers relating to the Business, other than Inadvertent Immaterial Matters; and

                  (b) all premiums due and payable for such insurance have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

                  5.13 Contracts. Except as elsewhere disclosed in this Agreement or another Schedule to this Agreement, attached hereto as Schedule
5.13 is a list of the following contracts, understandings, commitments and agreements (written or oral) relating to the Business as of September 30, 1994:

                  (a) all contracts, understandings or commitments (other than leases), whether in the ordinary course of business or not, involving a present or future obligation to purchase or deliver goods or services of an amount or value in excess of One Hundred Thousand Dollars ($100,000) each, or for a term in excess of one year;

                  (b) all collective bargaining agreements or other contracts or commitments to or with any labor union, employee representative or group of employees; and

                  (c) all employment contracts, and all other contracts, agreements or commitments to or with individual employees, agents, representatives or consultants, for a period in excess of thirty (30) days, or for a remuneration which exceeds or will exceed in accordance with present commitments, One Hundred Thousand Dollars ($100,000) per annum.

There has not been any default in any obligation to be performed by the Sellers under any such contract, commitment or agreement which default could result in the termination of such contract, commitment or agreement or a Material Adverse Effect, and the Sellers have not waived any material right under any such contract, commitment or agreement. True and complete copies of all such written contracts and written summaries of all such oral contracts have been made available (and on request will be delivered) to the Buyer.

To the knowledge of the Sellers, Sellers are not party to or otherwise bound by any contract or commitment that would, after giving effect to consummation of the transactions contemplated by this Agreement, prohibit or restrict Buyer from engaging in any aspect of the distribution business with any customer anywhere in the world.

                  5.14 Inventory. Except for reserves shown on the Financial Statements and Statement of Net Assets Sold, all inventories of the Business of finished goods, packing materials and supplies, are current and are of consistent and merchantable quality, of the grade specified, were produced in accordance with the Business' standards, meet the usual standards of the relevant franchisor, are suitable for use in the Business and exist at levels consistent with past practice. With respect to inventory on order to be purchased by the Buyer or a Designated Transferee after the Closing Date and in the hands of suppliers for which the Business is committed as of the date hereof or the Closing Date, such inventory, after giving effect to any such reserves in the statement of Net Assets Sold, will be usable in the ordinary course of business as presently being conducted.

                  5.15 Litigation. Except as described in Schedule 5.15 attached hereto, there is no suit, action, investigation, claim, complaint, accusation, criminal charge or prosecution pending, or to the knowledge of the Sellers, threatened against, the Sellers relating to the Business and to which the Sellers are individually or collectively a party, in any court or before any arbitration panel of any kind or before or by any federal, provincial, state, local, foreign or other governmental agency, department, commission, board, bureau, instrumentality or body ("GOVERNMENTAL BODY") relating to the Business, other than Inadvertent Immaterial Matters. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or Governmental Body against or affecting the Business, except as described in
Schedule 5.15.

                  5.16  Compliance with Law. Except as set forth in Schedule
5.16:

                  (a) the Sellers have complied in all material respects with all laws, rules, decrees, regulations, ordinances and orders (the "LAWS AND REGULATIONS") including, without limitation, Laws and Regulations related to the environment or environmental matters, applicable to the Business and have filed with the proper authorities all statements and reports, other than Inadvertent Immaterial Matters, required by all applicable Laws and Regulations; and

                  (b) the Sellers have not received notice of any violation of any Laws and Regulations applicable to the Business or operations of the Business, other than Inadvertent Immaterial Matters. The Sellers have secured all material licenses, certificates, registrations or permits (collectively, the "PERMITS") required in the operation of the Business.

                  5.17  Absence of Subsequent Actions. Except as set forth in
Schedule 5.17, since the Balance Sheet Date, the Sellers have not, with respect to the Business: (a) incurred any fixed, non-contingent liability or the basis therefor, including, without limitation, any liability for or in respect of borrowed money, in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business; (b) discharged or satisfied any claim with respect to borrowed money, or paid any obligation or liability (fixed or contingent) for money borrowed other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business; (c) mortgaged, pledged or subjected to any claim any of their assets, tangible or intangible; (d) made any material additions to or sold, assigned, transferred or otherwise disposed of any of their tangible assets or cancelled any debts or claims, in whole or in part, except in each case in the ordinary course of business; (e) sold, assigned, licensed, sublicensed or transferred any Proprietary Rights; (f) made any capital expenditure or commitment therefor in excess of One Hundred Thousand Dollars ($100,000); (g) changed their credit policy as to sale of inventories or collection of receivables; (h) decreased in any material respect expenditures with respect to promotion and advertising or maintenance and repairs; (i) entered into any joint venture, partnership or similar arrangement; (j) suffered any damage, destruction or other casualty loss not covered by adequate insurance or adequate reserves reflected on the appropriate balance sheet; (k) amended, modified or terminated any employment or other agreement referred to in Schedule
5.13 attached hereto; (l) except as described in Schedule 5.17, (x) entered into any employment contract (other than the oral contract implicit in the hiring of employees in the ordinary course of business on an at-will basis), increased the compensation payable or to become payable by Sellers to any of the officers or employees of the Business (other than increases of compensation in the ordinary course of business of employees other than directors or officers of the business) or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by the Sellers, for or with any such officers or employees, (y) suffered any labor dispute or work refusal, other than routine matters involving individual employees or (z) received a notice, pursuant to the rules and regulations promulgated by the National Labor Relations Board ("NLRB") or the Ontario Labor Relations Board ("OLRB"), of an effort to organize workers by a labor union or similar organization; (m) entered into any other material transaction (except for the transactions contemplated by this Agreement) other than in the ordinary course of business; or (n) agreed to do any of the things listed in clauses (a) through (n) of this subsection.

                  5.18 No Adverse Change. Since the Balance Sheet Date, (a) the business and properties of the Business, taken as a whole, have not been adversely affected as the result of any fire, explosion, accident, riot, civil or labor disturbance, strike, boycott, lockout, work refusal, flood, drought, storm, earthquake, embargo or other casualty or act of God or public enemy; and
(b) there has been no material change in the condition of the Business, other than changes occurring in the ordinary course of business and, with respect to (a) and (b) such changes and events that do not, individually or in the aggregate, have a Material Adverse Effect.

                  5.19 Labor Matters. Except as set forth on Schedule 5.19, there are not in existence and, to the knowledge of the Sellers there are not threatened, any (a) strike or work stoppages respecting employees of the Business, (b) grievance or arbitration proceedings arising out of collective bargaining agreements covering employees of the Business (other than routine grievances and arbitration proceedings by individual employees which will not, individually or in the aggregate, be material to the business, operations, prospects or financial condition of the Business taken as a whole, (c) unfair labor practice complaints related to the Business, (d) representation proceeding before the NLRB, the OLRB, or any similar state, provincial or local agency. No collective bargaining agreement relating to employees of the Business is currently being negotiated.

                  5.20  Employee Benefit Plans.

                  (a) Schedule 5.20(a) lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, deferred compensation, incentive compensation, severance or termination pay, change in control compensation, death benefit, stock purchase and stock option plans or arrangements, and (ii) each other employee benefit plan, agreement or arrangement which obligates or may reasonably be expected to obligate the Business to pay more than One Hundred Thousand Dollars ($100,000) annually, and which is maintained or contributed to by the Sellers applicable to employees of the Business (the "PLANS"). Each of the Plans which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "RETIREMENT PLANS") and any corresponding trust intended to qualify under Sections 401(a) and 501(a) of the Code do so qualify. The IRS has issued a favorable determination letter with respect to such qualification of each Retirement Plan and nothing has occurred, in operation or amendment of the Plans or otherwise, since the date of each such most recent determination letter that could reasonably be expected to cause the relevant Retirement Plan or trust to lose such qualification or exemption. The Sellers have heretofore delivered to the Buyer true and complete copies of all of the plans and, where applicable, related trusts, including all amendments, as well as, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and summary plan description, and the most recent IRS determination letter regarding each of the Retirement Plans.

                  (b) Except (as described in Schedule 5.15, there are no actions, suits or claims (other than claims for benefits) pending or threatened against any Plan or the assets thereof which could disqualify under Code Sections 401(a) and 501(a) or diminish in value any transferred retirement plan assets. Schedule 5.20(b) is an accurate representation of the claims experience under the Sellers' medical plan for the period from January 1, 1994 through September 30, 1994.

                  (c) The only retirement benefit plan for the Sellers' employees in Canada is the group registered retirement savings plan known as the "Martin-Brower of Canada, Ltd. Group Registered Retirement Savings Plan for Eligible Salaried and Hourly Employees" (the "GROUP RRSP"). The issuer of the Group RRSP is The Mutual Group and the only agreement between the issuer and the Sellers (or either of them) relating to the Group RRSP is the agreement dated June 7, 1990 referred to in Schedule 5.20(a). All contributions agreed or directed to be made by either of the Sellers on behalf of the Sellers' employees to their individual registered retirement savings plan issued under the Group RRSP to the date hereof have been made. To the best of the Sellers' knowledge, the retirement savings plans offered under the Group RRSP are duly registered and have been administered in compliance with the requirements of the Income Tax Act and any regulations and policies issued thereunder, and no events have occurred which would jeopardize their registered status.

                  5.21 Indebtedness and Guaranties. Schedule 5.21 sets forth as of the Balance Sheet Date a true and complete list, including the names of parties thereto, of all debt instruments, loan agreements, indentures, guaranties or other written obligations, which relate to (a) indebtedness for borrowed money, (b) money loaned to others, or (c) the performance of any obligation, relating to the Business, provided that the Sellers shall not be required to list any accounts payable incurred in the ordinary course of business or any obligations which are general corporate obligations of the Sellers, which are not secured by any of the Assets and which do not constitute a Liability. All of the aforesaid items were entered into in the ordinary course of the Business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms; and there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default by any party thereto.

                  5.22 Government Contracts and Proceedings. Except as disclosed in Schedule 5.22, there are with respect to the Business no present audits, investigations, suits or actions, arising from or related to any government audit, investigation, claim or suit or action, whether or not presently known, to the extent that such audit, investigation, claim, suit or action relates to or is based on contracts or agreements with a governmental entity.

                  5.23 Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning: "ENVIRONMENTAL LAW" means any federal, state, provincial or local law, statute, ordinance, rule, regulation, guidelines, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq. ; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local laws, (2) the Environmental Protection Act (Ontario), Ontario Water Resources Act, Gasoline Handling Act (Ontario), Canadian Environmental Protection Act (of Canada), and Transportation of Dangerous Goods Act, 1992 (of Canada), and (3) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance. "HAZARDOUS SUBSTANCE" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component, and specifically including petroleum, polycholorinated biphenyls, urea formaldehyde, asbestos, cholorofluorocarbons and any products or fractions thereof.

                  Except as disclosed in Schedule 5.23. to the best knowledge of
Sellers: (a) Sellers are not and have not been in violation of, liable under or subject to any obligation for cleanup, removal, containment or other remediation pursuant to, any Environmental Law, nor is there any basis for such liability or obligation; (b) (i) there are no actions, suits, investigations or proceedings pending relating (whether on-site or off-site) to the Owned Real Property, the Leased Real Property or any other facility or above, on or under any real property used in the Business under any Environmental Law by any federal, state, provincial or local environmental agency or third party and (ii) Sellers have not received any written notice from the owner of any Leased Real Property of any violation of Environmental Law or requesting Sellers to take remedial action with respect to the presence of any Hazardous Substance; and (c) there are no demands, notices or claims pending or threatened relating to the Owned Real Property, the Leased Real Property or such other facility or real property under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal, state, provincial or local environmental agency or third party relating to any liabilities under or violations of Environmental Law.


            ARTICLE VI: REPRESENTATIONS AND WARRANTIES BY THE BUYER

                  The Buyer represents and warrants to, and agrees with, the Sellers as follows:

                  6.1 Organization and Good Standing. The Buyer is a corporation duly incorporated and organized, validly existing and in good standing under the laws of Delaware. Any Designated Transferee of the Buyer will be a corporation duly incorporated and organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation.

                  6.2   Authority.

                  (a) The Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution of this Agreement by the Buyer, its delivery to the Sellers and the performance of its terms have been fully authorized by the Board of Directors of the Buyer, and no further corporate action will be necessary on its part to make this Agreement valid and binding upon the Buyer in accordance with its terms.

                  (b) Onex Corporation has all requisite corporate power and authority to enter into the Funding Agreement contained in Annex 2.1 (the "FUNDING AGREEMENT") and perform its obligations thereunder. The execution of the Funding Agreement by Onex Corporation, its delivery to the Sellers and the performance of its terms have been fully authorized by the Board of Directors of Onex Corporation, and no further corporate action will be necessary on its part to make the Funding Agreement valid and binding upon Onex Corporation in accordance with its terms.

                  6.3   No Conflict; No Consents or Approvals.

                  (a) Except for the matters set forth in Schedule 6.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with, violate or result in a breach of any provision of the Articles of Incorporation or By-laws of the Buyer, (ii) to the Buyer's knowledge, conflict with or violate law, rule, regulation, ordinance, order, writ, injunction, any decree applicable to the Buyer or its affiliates or by which any of its properties or assets may be bound or affected, or (iii) conflict with, violate, effect an acceleration of, or result in termination, cancellation or modification of any agreement, indenture, instrument, lease, contract or other undertaking to which the Buyer or any of its affiliates is a party or by which any of them or their assets are bound.

                  (b) Except for matters set forth in Schedule 6.3, the Buyer is not required to submit any notice, report or other filing with, or obtain any waiver, consent, approval or authorization of, any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby, except for failures to submit such notices, reports or filings that would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or operations of the Buyer, taken as a whole.

                  (c) Except for the matters set forth in Schedule 6.3, and except for waivers, consents, approvals or authorizations required to transfer Restricted Assets, no waiver, consent, approval or authorization of any Governmental Body or any other Person is required to be obtained or made by the Buyer in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby, except for failures to obtain such waivers, consents, approvals or make such other filings that would not, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition or operations of the Buyer, taken as a whole.

                  (d) No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or threatened which would prevent or delay the execution, delivery or performance of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated hereby.

                         ARTICLE VII: OTHER AGREEMENTS

                  7.1 Conduct of Business. Except to the extent waived or consented to in writing by the Buyer or as disclosed on Schedule 7.1, the Sellers and the Buyer agree that pending the Closing;

                  (a) the Business shall be conducted only in the ordinary course and consistent with past practice:

                  (b) (i) no increase shall be made in the compensation of any director or officer of the Business, and (ii) no increase shall be made in the compensation of any other employee of the Business, except in the ordinary course of business, and (iii) no new agreement or arrangement, written or oral, shall be made with any employee with respect to employment for a term which extends more than thirty (30) days after the Closing Date;

                  (c) the Sellers will use such efforts as are consistent with prior practices to keep the Business intact, to maintain, preserve and protect the property used to conduct the Business, to keep in faithful service the present key employees, and to preserve the good will of suppliers and customers and others having business relations with the Business; and

                  (d) the Buyer shall be promptly notified of any lawsuits, claims, proceedings or investigations which are threatened or commenced against the Sellers or its officers or directors, in each case with respect to the Business, between the date of this Agreement and the Closing Date, other than Inadvertent Immaterial Matters. From the date of this Agreement until the Closing Date, the Sellers shall comply substantially with all laws, regulations, orders and decrees applicable to the Business.

                  7.2 Supplying of Information. Between the date of this Agreement and the Closing Date, Sellers will (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, "BUYER'S ADVISORS") reasonable access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of or relating to the Business, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data of or relating to the Business as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information of or relating to the Business as Buyer may reasonably request (so long as, in the case of requests under this clause (c) Buyer agrees to pay any out-of-pocket fees and expenses of third parties which Sellers may incur to satisfy such request). In connection therewith, the Sellers shall direct and authorize their independent public accountants to make available to the Buyer and to the independent public accountants representing the Buyer all working papers pertaining to the examination and audit by such accountants of the Business. Any data and information obtained by the Buyer from the Sellers shall be kept confidential and shall be returned to the Sellers if for any reason the sale of the Business to the Buyer does not close on the Closing Date. In the event that Buyer or Buyer's Advisors elect to do subsurface or other testing, Buyer shall indemnify and hold Sellers harmless from and against any damage to Sellers' property and/or any third party claim arising as a result thereof. Section 11.8 shall apply to any such third party claim. This indemnity does not extend to any damages suffered by Sellers to the extent that such damages arise from any existing facts or circumstances, including, but not limited to, the presence of any Hazardous Substance or any past or present violation of Environmental Law revealed by such testing.

                  7.3 Filings and Authorizations. Each of the Sellers and the Buyer, as promptly as practicable

                  (a) will make, or cause to be made, all such filings and submissions required under laws, rules and regulations applicable to it, as may be required for it to consummate the purchase and sale of the Assets in accordance with the terms of this Agreement;

                  (b) will use its commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and governmental authorities necessary to be obtained by it, in order for it to consummate such transfer; and

                  (c) will use its commercially reasonable efforts to take or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder.

                  In particular, the sellers and the Buyer agree that they shall file or cause to be filed a "short-form" notification with the Director of Investigation and Research under the Competition Act (Canada). The parties will use their best efforts to make this filing promptly upon execution of this Agreement, and shall provide their full co-operation and assistance in the preparation and filing of any subsequent information required by the Director. The parties shall further use all reasonable efforts to cause waiting periods under the Competition Act to terminate or expire at the earliest possible date.

                  Each party shall supply the other with a copy of all notices and information supplied or filed by it after the date hereof under the Competition Act forthwith after such notices or information are supplied or filed and shall indicate thereon the date of supply or filing. Each party shall also supply the other with a copy of all notices or correspondence received from, or the details of any communications with, the Director of Investigation and Research or on his behalf forthwith upon receipt of such notices or other correspondence or the occurrence of such communications.

                  7.4 Damage or Destruction of Property. If any material portion of the Assets shall be substantially damaged or destroyed by fire or other cause on or prior to the Closing Date, the Sellers shall immediately notify the Buyer and furnish to Buyer a written statement of the amount of insurance, if any, payable on account thereof. In the event of damage or destruction of a portion of the Assets having a Material Adverse Effect, the Buyer may elect to require that the Sellers (a) restore the property to its condition on the date of this Agreement, limited to the amount of the insurance proceeds (plus any deductible or retention amount); (b) pay the insurance proceeds to the Buyer at the Closing Date (plus any deductible or retention amount); or (c) terminate this Agreement.

                  7.5 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of bulk sales acts or similar law of any or all of the states or other jurisdictions in which the Assets are situated (or of any state or jurisdiction which may be asserted to be applicable to the transactions contemplated hereby). Accordingly, to induce the Buyer to waive any requirements for compliance with any or all of such laws, the

Sellers hereby agree to indemnify the Buyer against any claim asserted against the Buyer arising out of or resulting from the failure of the Buyer or the Sellers to comply with any such laws or any similar law of which may be asserted to be applicable, except for the Liabilities.

                  7.6   Employment of Business Work Force.

                  (a) At least twenty (20) days prior to the Closing Date, the Buyer shall make an offer of employment, effective as of the Closing Date or first day thereafter, to all active employees of the Sellers employed in the Business except (i) those employees listed on Schedule
         7.6 and (ii) those headquarters employees to whom Buyer elects not to make offers of employment (such offers shall be made to the 34 individuals previously identified by Buyer and Sellers (the "34")).
         Schedule 7.6 shall include all inactive employees, including those on paid or unpaid leave, long term and worker's compensation disability or layoff. Offers of employment will be made to such inactive employees upon the termination of leave, release from disability to the extent essential job functions can be performed, or availability of a comparable position for which a laid off employee is eligible for recall. The parties hereto do not intend to create any third-party beneficiary rights respecting any employee as a result of the provisions herein and specifically hereby negate any such intention.

                  (b) The Buyer agrees to provide any notification required under the Worker Adjustment Retraining Notification Act ("WARN") and any similar state law and the Buyer for these purposes shall act as the Sellers' agent should any actions contemplated by the Buyer create or give rise to a notice obligation under such laws.

                  (c) At least thirty (30) days prior to Closing Date, Sellers will furnish to Buyer the names and current addresses of all employees of the Business and, at least seven days prior to Closing Date, shall update this information. Sellers will also provide reasonable assistance to Buyer with regard to the actual physical distribution of any such WARN notification provided by Buyer.

                  7.7   Employee Benefits.

                  (a) Employment With Buyer. If an employee employed in the Business ("EMPLOYEE") is offered employment with the Buyer with compensation at the Employee's current rate of pay and benefits, taken as a whole, with equal or greater cost value as the benefits provided by Sellers on Closing Date (or, in the case of the 34, offered employment at their current rate of pay and the same benefit package offered other Hired Employees) and such employee decides not to accept such employment, the Sellers shall be liable for any applicable severance pay and for any COBRA obligations under
         Section 7.7(e). If an Employee is offered employment with the Buyer with compensation at a rate lower than the Employee's current rate of pay or (except in the case of the 34) benefits, taken as a whole, with a cost value less than the benefits provided by the Sellers on Closing Date and such employee decides not to accept such employment, the Buyer shall be liable for any applicable severance pay, even if such severance pay is owed under a severance pay plan maintained by Sellers, and shall be liable for any COBRA obligations under Section 7.7(e); provided, however, the Buyer's obligation for severance pay shall not exceed one week's pay for each year of service with the Sellers. With respect to the 34, if Buyer makes any offer of employment, such offer shall be at the current rate of pay and same benefit package offered other Hired Employees. If an offer of employment is not made to one or more of the 34, the Sellers and Buyer shall share in the obligation for severance in proportion with the budgeted allocation of that individual employee's department prior to the sale contemplated hereunder, taking into account the number of employees that have been employed by the respective division, as set forth in the October 19, 1994 memorandum, a copy of which is attached hereto as Schedule 7.7(a). The employees who accept employment with the Buyer on the Closing Date are the "HIRED EMPLOYEES" and the employees who do not accept employment with the Buyer on the Closing Date are the "NON-HIRED EMPLOYEES".

                  (b) Defined Benefit Plan. The Sellers maintain a defined benefit plan for the benefit of certain non-union and union hourly employees (the "DEFINED BENEFIT PLAN"). The Buyer will not assume sponsorship of the Defined Benefit Plan as of the Closing Date for these employees, and shall have no liability or obligations thereunder for these employees. At or prior to the Closing Date, the Sellers shall take the action necessary to fully vest these benefits for the Hired Employees covered under this Plan as of Closing Date. The Sellers shall cause liquid assets sufficient to fully fund the actuarial liability for accrued benefits as of Closing Date under the Defined Benefit Plan for the Hired Employees covered under this Plan to be transferred to a defined benefit plan maintained by the

         Buyer or one of its affiliates. The actuarial assumptions used by the Plan for funding purposes under the Defined Benefit Plan as of Closing Date as set forth on Schedule 7.7(b) may be used for this purpose, provided the interest rate assumption may not exceed 8.5 percent per annum. The Hired Employees shall be credited with service, for eligibility and vesting purposes, under the Buyer's defined benefit plan that they had under the Defined Benefit Plan on the Closing Date.

                  (c) U.S. Defined Contribution Plans. Effective as of the Closing Date, the Sellers shall cause each of the Employees to have a fully nonforfeitable right to the Employee's account balance under the Sellers' 401(k) Plan and the Sellers Money Purchase Pension Plan (the "Defined Contribution Plan"). As soon as practicable, but effective as of the Closing Date, the Buyer shall take all action necessary and appropriate to extend coverage under one or more new or existing defined contribution plans qualified under Sections 401(a) and 501(a) of the Code (the "Buyer's Defined Contribution Plan"), to the Hired Employees having account balances under the Defined Contribution Plans as of the Closing Date. Such Hired Employees shall be credited, for eligibility and vesting purposes, with the service credited under the terms of the Defined Contribution Plans. As soon as practicable following the Closing Date and the establishment of the Buyer's Defined Contribution Plan, but no earlier than thirty (30) days after the Closing Date, the Sellers shall cause to be transferred from the trustee of the Defined Contribution Plans to the trustee of the Buyer's Defined Contribution Plan an amount in cash or in kind (with any in kind transfer to be agreed upon by Sellers and Buyer) equal to the aggregate account balances of the Hired Employees under the Defined Contribution Plans determined as of the transfer date (which shall be a valuation date) in accordance with the methods of valuation set forth in the Defined Contribution Plans. From and after the date of such transfer, the Buyer shall cause the Buyer's Defined Contribution Plan to assume the obligations of the Defined Contribution Plans with respect to benefits accrued by the Hired Employees under the Defined Contribution Plans and the Defined Contribution Plans shall cease to be responsible therefor. The Sellers shall cause to be made any matching or regular contributions that are required under the Defined Contribution Plans for the period prior to the Closing Date. The Sellers and the Buyer shall cooperate in making all appropriate Internal Revenue Service filings in connection with the transfer described above.

                  (d) Canadian Defined Contribution Plan. The Buyer shall, from and after the Closing, assume responsibility as employer under the Group RRSP for those Hired Employees who currently maintain individual accounts as part of the Group RRSP and the Buyer agrees to take such steps as may be necessary to enter into its own arrangements with the Mutual Group or another Canadian entity in the business of offering "registered retirement savings plans" within the meaning thereof under the Income Tax Act (Canada). The Buyer assumes no liability or responsibility for the Sellers' contribution obligations under the Group RRSP up to the Closing Date and the Sellers shall ensure that all such contribution obligations are paid up to the Closing Date.

                  (e) Welfare Plan. Effective as of the Closing Date the Sellers shall cause each Hired Employee to cease to participate in each welfare benefit plan sponsored by the Sellers. The Sellers shall be liable for all claims incurred (i.e. runoff for treatments or services rendered), whether submitted or not, prior to Closing Date for Non-Hired Employees and prior to effective date of hire for Hired Employees. The Buyer shall offer participation under its welfare plan to all Hired Employees in accordance with the terms of the plans giving the Hired Employees credit for all years of service for employment with the Sellers including all years of service with Sellers under any applicable vacation pay policy of the Buyer. The Sellers shall satisfy any requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for Non-Hired Employees who were offered employment with the Buyer with compensation at the Employee's current rate of pay and benefits, taken as a whole, equal or greater in cost value to the benefits provided by the Sellers on the Closing Date. The Buyer shall satisfy any requirements of COBRA for Hired Employees and Non-Hired Employees who are not offered employment with the Buyer with compensation at Employee's current rate of pay or benefits, taken as a whole, with equal or greater cost value than the benefits provided by Sellers on Closing Date. Payments made by Hired Employees during the current plan year toward the Sellers' medical plan deductibles shall be credited toward any deductible requirement in the Buyer's medical plan for the concurrent or overlapping plan year.

                  (f) Retiree Medical Benefits. The Buyer shall have no obligation to provide retiree medical plan coverage for any Hired Employees, Non-Hired Employees or former Employees of the Business and the failure to do so shall not constitute a failure to offer benefits with equal or greater cost values as benefits offered by Sellers.

                  (g) Multiemployer Plans. The Buyer shall not be obligated to contribute to any multiemployer plan (as defined in ERISA) or make any withdrawal liability payments. Sellers shall be liable for applicable withdrawal liability and shall indemnify Buyer from any such withdrawal liability as of Closing Date or requirements related thereto, which is attributable to contributions made by or attributable to the Sellers.

                  7.8 Retention of Records. The Buyer shall retain for a period of seven (7) years after the Closing Date or longer if required by any applicable statute of limitations the books and records relating to the Business transferred hereby (unless the Sellers request a longer period, in which case such books and records shall be stored by the Buyer, at the Sellers' expense, and Buyer agrees, during regular business hours, to (a) give the Sellers and their authorized representatives reasonable access to all of their books, records, offices and other facilities and properties, (b) permit the Sellers to make such inspections (and copies of any documents at the Sellers' expense) thereof as the Sellers may reasonably request, and (c) furnish the Sellers with such financial and operating data and other information for periods prior to the Closing Date or otherwise relating to the Sellers' responsibilities, with respect to their business, operations and properties as the Sellers may from time to time reasonably request, including data and information needed for financial and tax reporting and statutory filings. However, the Buyer may from time to time during the periods set forth above notify the Sellers of its intention to destroy any of the foregoing material and may do so unless the Sellers elect, within ninety (90) days after that notice, to take possession of the material proposed to be destroyed. The Sellers shall keep such information confidential except for (i) information in the public domain, (ii) disclosures that may be required by law or regulation or in connection with legal process, or (iii) disclosures to its attorneys and accountants, who shall respect the above restrictions.

                  7.9   Tax Matters.

                  (a) Liability for Taxes. The Sellers will file or cause to be filed with the appropriate taxing authority all returns and reports relating to Taxes of the Business for any period (or portion thereof) ending on or before the Closing Date. Except to the extent reserved for on the Balance Sheet, for any pre-Closing period, the Sellers shall be liable for and shall hold the Buyer and BroMar harmless from any and all Taxes due or payable with respect to the Business for any period (or portion thereof) ending on or before the Closing Date. For purposes of this Section 7.9, a "pre-Closing period" is any taxable period (or portion thereof) ending on or prior to the Closing Date and a "post-Closing period" is any taxable period (or portion thereof) in respect of such Taxes that is not a pre-Closing period.

                  (b) Audit Adjustments. If an audit adjustment, claim for refund or amended return ("Adjustment") after the date hereof shall both increase a Tax liability of BroMar which is allocated to Sellers under subsection (a) of this Section 7.9 for a pre-Closing period and decrease a Tax liability of BroMar for a post-Closing period, then, when and to the extent that BroMar derives a benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against Taxes due), BroMar shall promptly pay to the Sellers an amount equal to the amount of such refund, reduction or credit. Similarly, if an Adjustment shall both decrease a Tax liability of BroMar which is allocated to Sellers under subsection (a) of this Section 7.9 for a pre-Closing period and increase the Tax liability of BroMar (or reduce losses or credits otherwise available to BroMar) for a post-Closing period, then, when and to the extent that Sellers derive a benefit from such decrease (through a refund or reduction of Taxes paid or credit against Taxes due), the Sellers shall promptly pay to the Buyer an amount equal to the amount of such refund, reduction or credit.

                  (c) Contests. If an audit is commenced, an audit adjustment is proposed or any other claim is made by any Tax authority with respect to a Tax liability of BroMar which is the responsibility of the Sellers under subsection (a) of this Section 7.9, the Buyer shall promptly notify the Sellers of such audit or such proposed adjustment or such claim (unless the Sellers previously were notified directly by the relevant Tax authority). If the Sellers so request and at the Sellers' expense, the Buyer shall cause BroMar to contest such claim on audit or by appropriate claim for refund or credit of Taxes or in a related administrative or judicial proceeding, and shall permit the Sellers, at their expense, to participate in the prosecution of any such audit or refund claim or related administrative or judicial proceeding with respect to those matters that would affect the Sellers' liability hereunder.

                  Each party shall keep the other party fully and timely informed with respect to all matters relating to any proceeding which involves Taxes for which both parties are responsible hereunder and shall allow the other party to participate in the development of any litigation or settlement positions. The Sellers' right to participate in any such proceeding shall be limited to amounts and issues in dispute that could result in a Tax or indemnification payment by the Sellers. With respect to such amounts and issues, the Buyer shall not settle, concede or otherwise dispose of any such proceeding without the Sellers' consent (which shall not be unreasonably withheld). Any refund of Taxes of BroMar with respect to a pre-Closing Period described in subsection (a) of this Section 7.9 obtained by BroMar shall be paid promptly to the Sellers.

                  (d) Information and Cooperation. From and after the Closing Date, the Buyer shall deliver to the Sellers (including, for purposes of this sentence, the Sellers' Tax advisors) , as soon as practicable after the Sellers' request, such full and complete information and data concerning the pre-Closing operations of the Business and make available such knowledgeable employees of the Business as the Sellers may reasonably request, including providing the full and complete information and data required by the Sellers in order to enable the Sellers to satisfy their accounting and Tax requirements. From and after the Closing Date, the Sellers shall deliver to the Buyer (including, for purposes of this sentence, the Buyer's Tax advisors), as soon as practicable after the Buyer's request, such full and complete information and data concerning any Tax attributes that are allocated to the Business to be acquired by the Buyer and the pre-Closing operations of the Sellers and make available such knowledgeable employees of the Sellers as the Buyer may reasonably request that are necessary in order to enable the Buyer to complete and file all Tax forms or reports that it may be required to file with respect to the activities of the Buyer, from and after the Closing Date, to respond to audits by any taxing authorities with respect to such activities and to otherwise enable the Buyer to satisfy its accounting and Tax requirements.

                  (e) Affiliates. For purposes of this Section 7.9, "Buyer" and "Sellers" respectively shall include each member of the affiliated group of corporations of which it is or becomes a member.

                  7.10 Trademark. The Buyer and the Sellers shall, on or prior to the Closing Date, enter into a royalty-free Trademark

License Agreement in a form reasonably satisfactory to the Sellers and the Buyer which shall provide for (i) the continued display on the vehicles and facilities included in the Assets for a period of six months following the Closing Date of the marks and other Proprietary Rights displayed on those vehicles and facilities prior to the Closing Date and (ii) the use by the Buyer of the mark "M-B" without coloring or with coloring that is not the same as or confusingly similar to the coloring of that mark as presently used by the Business.

                  7.11 Environmental Inspection. Prior to the Closing Date, the Buyer shall have the right to inspect or test, or, at its sole cost and expense, contract with a third party to inspect and test the Owned Real Property, Leased Real Property and other Assets (at reasonable times), for purposes of confirming the presence of all required Permits, assessing compliance with Environmental Laws and determining whether any Hazardous Substance is present. If the Buyer asserts or claims that there has been a breach of the representations and warranties in Section 5.23 or a failure to satisfy the condition in Section 8.8, as a result of any reports prepared at the request of the Buyer by any third parties, then the Buyer shall, upon request of the Sellers, deliver copies to the Sellers' counsel of all such reports upon which such assertion or claims are based.

                  7.12 Service Agreement. The Buyer and the Sellers shall, on or prior to the Closing Date, enter into a Service Agreement in a form reasonably satisfactory to the Sellers and Buyer relating to the sharing of and compensation for services, facilities and equipment to be provided to each other after the Closing (the "Service Agreement").

                  7.13  Covenant Not to Compete with the Business.

                  (a) The Sellers agree that, effective as of the Closing Date and for a period of five (5) years thereafter, they shall not, without the consent of the Buyer, directly or indirectly, conduct, participate or engage in any business with an Identified Customer that is competitive in any material way with the Business in North America.

                  (b) The Sellers agree that, effective as of the Closing Date and for a period of three (3) years thereafter, they shall not, without the consent of the Buyer, directly or indirectly, conduct, participate or engage in any business that is competitive in any material way with the Business in North America.

                  (c) The Sellers agree that, effective as of the Closing Date and for a period of three (3) years thereafter, they shall not, without the consent of the Buyer, directly or indirectly, conduct, participate or engage in any business that is competitive in any material way with the Business in any geographic area outside of North America that is within 250 miles of any location served by the Business at any time during the one-year period ending on the Closing Date.

                  (d) The Sellers agree that, effective as of the Closing Date and for a period of three (3) years thereafter, they shall not, without the consent of the Buyer, directly or indirectly, conduct, participate or engage in any business involving the export from North America of any products of the type dealt in by the Business prior to the Closing (including, but not limited to, food products, restaurant supplies, paper goods and premium and promotional items) for use by casual dining or fast-food restaurants to any country served by the Business at any time during the one-year period ending on the Closing Date.

                  (e) The Sellers agree that, effective as of the Closing Date and for a period of three (3) years thereafter, they shall not, without the consent of the Buyer, directly or indirectly, employ or retain, or participate in the employment or retention of, or solicit or encourage to leave the employ of Buyer, any individual listed on Schedule 7.13(e).

                  (f) The Buyer agrees that, effective as of the Closing Date and for a period of three (3) years thereafter, it shall not, without the consent of the Sellers, employ or retain, or participate in the employment or retention of, or solicit or encourage to leave the employ of Seller, any individual listed on schedule 7.13(f). The Buyer acknowledges that a remedy at law for any breach or attempted breach of this Section 7.13(f) will be inadequate and further agree that any breach of this Section 7.13(f) will result in irreparable harm to the Sellers; and the Buyer covenants and agrees that any breach or attempted breach may be the subject of a demand for specific performance and injunctive and other equitable relief and no bond or security shall be required in connection therewith. Whenever possible, each provision of this Section 7.13(f) shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 7.13(f) shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 7.13(f). If any provision of this Section 7.13(f) shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.13(f) but shall be confined in its operation to the provision of this Section 7.13(f) directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 7.13(f) should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                  (g) Paragraphs (b), (c) and (d) shall not restrict the Sellers from conducting any business activities with McDonald's Corporation, its subsidiaries, its affiliates and licensees and, to the extent initiated by McDonald's, with customers operating in association or conjunction with McDonald's, its subsidiaries, affiliates or a licensee of the foregoing. However, this paragraph (g) shall not permit the Sellers to conduct any business with an Identified Customer that may be acquired by McDonald's Corporation or any such subsidiary, affiliate or licensee.

                  (h) Paragraphs (b), (c) and (d) shall not restrict the Sellers from making any acquisition (whether by way of assets, stock or otherwise) of an interest in, or any investment in, in either case whether directly or indirectly, any business or entity that derives 25% or less of its gross revenues from the sale or provision of goods or services that are competitive in any material way with the Business, if that portion or those portions of the business of the acquired interest or business entity that are competitive with the Business are sold or otherwise divested within twelve months after the date of acquisition or investment.

                  (i) As used in this Section 7.13, an "Identified Customer" is any customer listed on Schedule 7.13(i), for both existing and new concepts, any subsidiaries of such customer, any successor to all or any substantial portion of their businesses (but only with respect to the portion of the successor's business that succeeds to the business of an Identified Customer, as it may develop) and any franchisee or licensee thereof.

                  (j) As used in this Section 7.13, "North America" includes the United States of America, Canada, Mexico, their territories or possessions, and any country that may be formed within the boundaries of any of the foregoing as they exist on the date of this agreement.

                  (k) As used in this Section 7.13, references to licensees or franchisees of a person or entity means licensees or franchisees of such person or entity in their capacities as such.

                  (l) The Sellers acknowledge that a remedy at law for any breach or attempted breach of this Section 7.13 will be inadequate and further agree that any breach of this Section 7.13 will result in irreparable harm to the Business; and the Sellers covenant and agree that any breach or attempted breach may be the subject of a demand for specific performance and injunctive and other equitable relief and no bond or security shall be required in connection therewith. Whenever possible, each provision of this Section 7.13 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 7.13 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 7.13. If any provision of this Section 7.13 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7.13 but shall be confined in its operation to the provision of this Section 7.13 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 7.13 should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                  (m) At the Closing, Sellers shall cause Dalgety plc to enter into an agreement with Buyer (the "Dalgety Non-Compete Agreement") to the effect that, effective as of the Closing Date and for a period of five (5) years thereafter, it shall not, without the consent of the Buyer, directly or indirectly, conduct, participate or engage in any business with an Identified Customer that is competitive in any material way with the Business in North America. Dalgety plc shall acknowledge in the Dalgety Non-Compete Agreement that a remedy at law for any breach or attempted breach of such agreement would be inadequate and Dalgety plc shall agree that any breach of the Dalgety Non-Compete Agreement would result in irreparable harm to the Business; and Dalgety plc shall covenant in such agreement and agree that any breach or attempted breach may be the subject of a demand for specific performance and injunctive and other equitable relief and no bond or security shall be required in connection therewith. The Dalgety Non-Compete Agreement shall also provide that: whenever possible, each provision of the Dalgety Non-Compete Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of such agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Dalgety Non-Compete Agreement. If any provision of the Dalgety Non-Compete Agreement shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of such agreement but shall be confined in its operation to such provision directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of the Dalgety Non-Compete Agreement should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                  The Dalgety Non-Compete Agreement shall also provide that: the Dalgety Non-Compete Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding its conflicts of law provisions) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies. Any legal suit, action or proceeding brought by Buyer, or any of its respective affiliates, arising out of or based upon the Dalgety Non-Compete Agreement shall be instituted in (a) the United States District Court for the District of Delaware, or if such suit, action or proceeding may not be brought in such court for jurisdictional reasons,
         (b) the Courts of the State of Delaware, and Dalgety plc (on its behalf and on behalf of its affiliates) waives any objections which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of the Courts of the State of Delaware in any such suit, action or proceeding. Process may be served in any action based on the Dalgety Non-Compete

         Agreement anywhere in the world and Dalgety plc expressly accept such jurisdiction. Dalgety plc shall irrevocably waive all right to a trial by jury in any suit, action or proceeding (including any counterclaim) arising out of or based upon such Agreement.

                  7.14 Financing. Buyer hereby agrees to use its reasonable commercial efforts to obtain financing on the terms described on Schedule 8.5.

                  7.15 Orlando Financing. Sellers shall pay in full on November 30, 1994, the Industrial Development Revenue Bonds and accrued interest secured by the distribution center located at 1090 Gills Drive, Orlando, Florida.

                  7.16 Recovery of Undercharges and Uncollected Sales Tax. After the Closing, the Buyer agrees to cooperate as the Sellers may reasonably request in obtaining payments from customers of the Business for undercharges attributable to sales made prior to the Closing Date, and in connection with the collection of sales taxes which were due on, but had not been collected from customers of the Business, for sales made prior to the Closing Date. However, Buyer shall not be required to incur any expense not reimbursed by Sellers or do anything that in its good faith judgment it would not do with respect to such customer in a similar situation.

                  7.17 Excess Accounts Receivable Losses. The Sellers shall reimburse the Buyer for the amount (not exceeding $250,000) by which Buyer's write-offs of accounts receivable (whether included in the Assets or generated by the Business after the Closing Date) during the 12 months following the Closing Date exceed $300,000, such reimbursement to be made promptly after Buyer gives Sellers notice of the amount thereof.

                    ARTICLE VIII; CONDITIONS PRECEDENT TO THE
                                  OBLIGATIONS OF THE BUYER TO CLOSE

                  The obligation of the Buyer to close shall be subject to the following conditions precedent:

                  8.1 The Sellers' Fulfillment of Covenants. The Sellers shall fulfill their covenants, obligations and agreements as set forth in this Agreement in all material respects.

                  8.2 The Sellers' Certificate as to Representations. The representations and warranties of the Sellers contained in this Agreement shall be accurate in all material respects on the date when made and on the Closing Date to the same extent as if made on such date. The Sellers shall deliver to the Buyer certificates dated the Closing Date and executed by an executive officer of each of the Sellers stating that the representations and warranties made by it in this Agreement are accurate in all material respects as of the Closing Date and that all covenants, agreements and conditions required by this Agreement to be performed by it prior to Closing have been performed in all material respects on or prior to the Closing Date.

                  8.3 The Buyer's Receipt of the Sellers' Authority to Consummate. The Buyer shall have received a certified copy of the resolutions of the Board of Directors of the Sellers, certified by an appropriate officer or a director, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  8.4 Authorizations; Consents: Legal Prohibition. Except as provided in Section 2.7,

                  (a) The Buyer shall have obtained and made all governmental or other authorizations, approvals, consents, waivers and filings prior to Closing, under any applicable law, rule or regulation, contract, agreement or commitment of the Business (A) the lack of which (i) would render legally impermissible the purchase hereunder of the Assets by the Buyer, (ii) prevent the operation of the Business (or that portion of the Business conducted from any distribution center) by the Buyer on substantially the same basis as it was operated by the Sellers prior to the Closing Date, (iii) have a Material Adverse Effect or (B) listed in Part A of Schedule 2.7. In particular, all filings required to be made under the Competition Act shall have been made and the waiting periods thereunder shall have terminated or expired without any action or proceeding having been taken or proposed by the Director under such Act.

                  (b) The Sellers shall have obtained and made all governmental or other authorizations, approvals, consents, waivers and filings, the lack of which prior to the Closing Date, under any applicable law, rule or regulation, contract, agreement or commitment of the Business (i) would render legally impermissible the sale hereunder of the Assets by the Sellers, (ii) prevent the operation of the Business (or that portion of the Business conducted from any distribution center) by the Buyer, or (iii) have a Material Adverse Effect.

                  (c) There shall not exist any pending injunction or other order of a court of competent jurisdiction which would make unlawful the consummation of the transactions contemplated by this Agreement or which would require any divestiture or that any portion of the Business be held separate.

                  (d) (i) No action, suit or proceeding by a Governmental Body shall be pending or threatened that seeks to prohibit or restrict the consummation of the transactions contemplated by this Agreement or to require any divestiture or that any portion of the Business be held separate or which questions the validity or legality of the transactions contemplated by this Agreement and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (Section 7A of the Clayton Act, 15 U.S.C. Section 18a) shall have expired or been terminated.

                  8.5 Receipt of Financing. Financing on terms substantially similar to, or at least as favorable to Buyer as, the terms set forth on
Schedule 8.5 shall have been made available to Buyer.

                  8.6 Other Agreements. The Buyer and Sellers shall have executed the Trademark License Agreement referred to in Section 7.10 and the Service Agreement.

                  8.7 Legal Opinion. Buyer shall have received an opinion of McDermott, Will & Emery, counsel to Sellers, dated the Closing Date and in the form of Annex 8.7.

                  8.8 Environmental Investigation. The environmental investigation conducted by Buyer as contemplated by Section 7.11 shall not have revealed the presence or reasonable likelihood of presence (as indicated in a written report of environmental consultants delivered to Sellers) of Hazardous Substances that may require cleanup, removal, containment or other remediation on any Owned Real Property or Leased Real Property and shall not have revealed any material breach of applicable Environmental Law. The presence of choloroflucarbons in equipment on Owned Real Property or Leased Real Property in compliance with current standards shall not by itself cause this condition not to be satisfied.

                  8.9 Audited Financial Statements. Buyer shall have received, not later than 14 days prior to the Closing Date, balance sheets of the Business as at June 30, 1994 and June 30, 1993, and the related statements of income and cash flow for the fiscal years then ended, together with a report of Price Waterhouse, to the effect that, based on an examination in accordance with generally accepted auditing standards, such financial statements fairly present the financial condition and results of operations of the Business in accordance with generally accepted accounting principles, and such financial statements shall not disclose any material variance from the Financial Statements, subject to variations attributable to the accounting principles in schedule 4.1 (which apply to the Financial Statements but not such audited financial statements).

                     ARTICLE IX: CONDITIONS PRECEDENT TO THE
                                 SELLERS' OBLIGATION TO CLOSE

                  The Sellers' obligation to close shall be subject to the following conditions precedent:

                  9.1 The Buyer's Fulfillment of Covenants. The Buyer shall fulfill its covenants, obligations and agreements as set forth in this Agreement in all material respects.

                  9.2 The Sellers' Receipt of the Buyer's Authority to Consummate. The Sellers shall have received a certified copy of the resolutions of the Board of Directors of the Buyer, certified by an appropriate officer or a director, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  9.3 The Buyer's Certificate as to Representations. The representations and warranties of the Buyer contained in this Agreement shall be accurate in all material respects on the date when made and on the Closing Date to the same extent as if made on such date. The Buyer shall deliver to the Sellers a certificate dated the Closing Date executed by an executive officer of the Buyer stating that said representations and warranties made by it in this Agreement are accurate in all material respects as of the Closing Date and that all agreements and conditions required to be performed by the Buyer prior to Closing have been performed on or prior to the Closing Date in all material respects.

                  9.4   Authorizations; Consents; Legal Prohibition.

                  (a) The Buyer shall have obtained and made all governmental or other authorizations, approvals, consents, waivers and filings, the lack of which prior to Closing, under any applicable law, rule or regulation would render legally impermissible the purchase hereunder of the Assets by the Buyer. In particular, all filings required to be made under the Competition Act shall have been made and the waiting periods thereunder shall have terminated or expired without any action or proceeding having been taken or proposed by the Director under such Act.

                  (b) The Sellers shall have obtained and made all governmental or other authorizations, approvals, consents, waivers and filings, the lack of which prior to the Closing Date, under any applicable law, rule or regulation would render legally impermissible the sale hereunder of the Assets by the Sellers.

                  (c) On the Closing Date, there shall not exist any pending injunction or other order of a court of competent jurisdiction which would make unlawful the consummation of the transactions contemplated by this Agreement.

                  (d) (i) No action, suit or proceeding by a Governmental Body shall be pending or threatened that seeks to prohibit or restrict the consummation of the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated by this Agreement and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (Section 7A of the Clayton act, 15 U.S.C. Section 18a) shall have expired or been terminated.

                  9.5 Other Agreements. The Buyer and Sellers shall have executed the Trademark License Agreement referred to in Section 7.10 and the Service Agreement.

                  9.6 Legal Opinion. Sellers shall have received an opinion of Kaye, Scholer, Fierman, Hays & Handler, counsel to Buyer, dated the Closing Date and in the form of Annex 9.6.

                             ARTICLE X: CLOSING DATE

                  10.1 Closing. Subject to the conditions set forth in Articles VIII and IX hereof, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kaye, Scholer, Fierman, Hays & Handler, 425 Park Avenue, New York, New York 10022, on the Closing Date or on such other date and/or place as the Buyer and the Sellers may mutually agree, such date hereinafter referred to as the "Closing Date". Failure to close on such date shall not relieve either party hereto of its obligations under this Agreement.


                  ARTICLE XI: INDEMNIFICATION AND REIMBURSEMENT

                  11.1 Survival. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing notwithstanding any investigation conducted or knowledge acquired with respect thereto.

                  11.2 Time Limitations. If the Closing occurs, Sellers shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, other than those set forth in Sections 5.5, 5.20 and 5.23, unless on or before May 31, 1996, Sellers are given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer; a claim with respect to
Section 5.23 may be made at any time until the fifth anniversary of the Closing Date and a claim with respect to Sections 5.5 and 5.20 may be made at any time until 30 days after the expiration of the statute of limitations applicable to the underlying claim (as it may be extended); if the underlying claim may be asserted at any time, a notice asserting a claim with respect thereto may be given at any time. A claim pursuant to Section 11.3(A) (iii), (iv) and (v) may be made at any time. If the Closing occurs, the Buyer shall have no liability (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with prior to the Closing Date, unless on or before May 31, 1996 the Buyer is given notice of a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers. A claim pursuant to Section 11.5(iii) may be made at any time.

                  11.3 Indemnification by Sellers. Sellers, jointly and severally, shall indemnify and hold harmless the Buyer, its Designated Transferees (and their respective stockholders, affiliates, controlling persons, directors, officers, employees and agents (collectively with the Buyer, the "INDEMNIFIED PERSONS")) and shall reimburse the Indemnified Persons for, (A) any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees) or diminution of value suffered or incurred by such Indemnified Persons and not reimbursed by applicable insurance (collectively, "DAMAGES"), whether or not involving a third-party claim, arising from or in connection with (i) any inaccuracy in any of the representations and warranties of Sellers in this Agreement or in any certificate delivered by Sellers pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (ii) any failure by Sellers to perform or comply with any agreement in this Agreement, (iii) any Taxes payable by the

Sellers, or to which the Buyer or its property may be subject, arising from or relating to any period ending, or action or state of facts occurring or existing, on or before the Closing Date, except to the extent a reserve is provided therefor in the Statement of Net Assets Sold, (iv) any obligation for withdrawal liability imposed by any multiemployer plan to the extent attributable to contributions made (or required to be made) by or attributable to Sellers or their affiliates, or (v) any liability or obligation not included in the Liabilities that relates to or arises from or in connection with, any event or occurrence or circumstance relating to the Business prior to the Closing Date and (B) 50% of the Damages not otherwise subject to indemnification under this Agreement arising from or in connection with any Liability to the extent not provided for on the Statement of Net Assets Sold to the extent relating to, arising from or in connection with any event or occurrence or circumstance relating to the Business prior to the Closing Date (except for the matters in paragraphs F (second sentence), K (third sentence), L (third and fourth sentence) or N of Schedule 4.1). For purposes of this Article XI, in determining whether there is an inaccuracy in, or action, omission or state of facts inconsistent with, any representation or warranty, the terms "material", "materiality" and "Material Adverse Effect", when applied to such representation and warranty, shall mean Damages in excess of $15,000 (the "DAMAGE THRESHOLD") for each individual damage (or group of damages arising from the same or similar events, conditions or courses of conduct) for which indemnification is being sought. For this purpose, if the relevant representation and warranty contains a material, materiality or Material Adverse Effect standard in the aggregate, the Damage Threshold shall similarly apply in the aggregate. However, the Damage Threshold shall be equal to $0 with respect to any intentional misrepresentation or intentional breach of warranty.

                  11.4  Environmental Indemnification.

                  (a) Sellers shall indemnify and hold harmless Buyer, and shall reimburse Buyer, for any loss, liability, damage or expense (including, but not limited to, costs of investigation and defense, reasonable attorneys' fees and costs of cleanup or other remediation) of or arising from any cleanup, removal, containment or other remediation (collectively, "CLEANUP") required by applicable law or regulation of, or any injury or other damage ("NON-CLEANUP INJURY") arising from, any Hazardous Substance that was (i) present on or prior to the Closing Date above, on or under any Owned Real Property, Leased Real Property or other facility owned or operated by the Business (or present above, on or under any other property, if such Hazardous

         Substance emanated from Owned Real Property, Leased Real Property or other facility operated by the Business, and was present above, on or under such Owned Real Property, Leased Real Property or other facility on or prior to the Closing Date) or (ii) disposed of or abandoned by Seller at any time on or prior to the Closing Date.

                  (b) Section 11.8 shall apply to any claim for monetary damages subject to indemnification under this Section 11.4. Buyer shall be entitled to control any Cleanup and related proceedings, and shall afford Sellers the opportunity to be consulted with respect to any Cleanup for which Buyer seeks indemnification under this Section 11.4. Any cleanup for which indemnification is sought from the sellers shall be conducted in a manner determined by Buyer in good faith to be reasonable and cost effective.

                  11.5 Indemnification by the Buyer. The Buyer shall indemnify and hold harmless Sellers, and shall reimburse Sellers (and their respective stockholders, affiliates, controlling persons, directors, officers, employees and agents) for, any Damages, whether, or not involving a third-party claim, arising from or in connection with (i) any inaccuracy in any of the representations and warranties of the Buyer in this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (ii) any failure by the Buyer to perform or comply with any agreement in this Agreement, or (iii) any failure by Buyer to perform or discharge the Liabilities.

                  11.6 Limitations as to Amount -- Sellers. Sellers shall have no liability (for indemnification or otherwise) with respect to any matter described in clause (i) or (ii) of Section 11.3 until the total of all such Damages exceeds $750,000, and then only for the amount by which such Damages exceed $750,000. Sellers' liability for Damages with respect to any matters described in clauses (i) or (ii) of Section 11.3 or any matter described in
Section 11.4 shall not exceed of $84,000,000 in the aggregate. However, this section shall not apply to (a) any intentional misrepresentation or any intentional breach of warranty or (b) any intentional failure to perform or comply with any agreement contained in this Agreement, and Sellers shall be liable for all Damages with respect thereto.

                  11.7 Limitations as to Amount -- the Buyer. The Buyer shall have no liability (for indemnification or otherwise) with respect to any matters described in clause (i) or (ii) of Section 11.5 until the total of all such Damages exceeds $750,000 and then only for the amount by which such Damages exceed $750,000. Buyer's liability for Damages with respect to any matters described in clauses (i) or
(ii) of Section 11.5 shall not exceed $84,000,000 in the aggregate. However, this section shall not apply to (a) any intentional misrepresentation or intentional breach of warranty or (b) any intentional failure to perform or comply with any agreement contained in this Agreement, and the Buyer shall be liable for all Damages with respect thereto.

                  11.8  Third Party Claims.

                  Except as provided in Section 11.4,

                  (a) In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any person in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Article XI, the party or parties seeking indemnification (collectively, the "INDEMNITEE") shall cause written notice of the assertion of any claim of which it has knowledge that is covered by this indemnity to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "INDEMNITOR"); provided that the failure of an Indemnitee to give timely notice shall not affect rights to indemnification hereunder except to the extent that the Indemnitor has been damaged by such failure. The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or to take exclusive control of, the defense, negotiation and/or settlement of any proceeding, claim or demand which relates to any amounts indemnifiable or potentially indemnifiable under this Article XI; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense, shall have a right to notice of any settlement, and the Indemnitor shall not execute or otherwise agree to any consent decree which provides for any admission of a violation of law or any remedy other than monetary payment that will be paid by Indemnitor without the Indemnitee's prior written consent. Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor. In the event that the Indemnitor elects not to defend or settle such proceeding, claim or demand and the Indemnitee defends, settles or otherwise deals with any such proceeding, claim or demand, which settlement may be without the consent of the Indemnitor, the Indemnitee will provide fifteen days' advance written notice of any proposed settlement to the Indemnitor and will act reasonably and in accordance with its good faith business judgment. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee by check within thirty (30) days after the date of such notice.

                  (b) In the event of any claim by a third party against an Indemnitee, the Indemnitee will, at its own expense, use its best efforts to make available to the Indemnitor those employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnitee but failure to provide necessary witnesses or access to information will excuse any failure of the Indemnitor to perform attributable thereto.

                            ARTICLE XII: TERMINATION

                  12.1 Termination Events. Subject to the provisions of Section 12.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

                  (a) by either the Sellers or the Buyer if a material default or breach shall be made by the other with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations and warranties contained in Articles V and VI, as the case may be, and such default cannot be cured and has not been waived;

                  (b)  by

                           (i) the Buyer if all of the conditions set forth in
                  Article VIII shall not have been satisfied on or before the Termination Date or the satisfaction thereof shall have become impossible, other than through failure of the Buyer to fully comply with its obligations hereunder, or shall not have been waived by it on or before such dates; or

                           (ii) the Sellers, (x) if all of the conditions set
                  forth in Article IX shall not have been satisfied on or before the Termination Date or the satisfaction thereof shall have become impossible, other than through failure of the Sellers to fully comply with its obligations hereunder, or shall not have been waived by it on or before such dates or (y) the incremental costs for which Sellers are required to reimburse the Buyer under Section 2.7(e) shall be reasonably estimated to be at least equal to an amount that is material in the context of the transaction contemplated by this Agreement; or

                           (iii) by mutual written consent of the Sellers and
                  the Buyer.

                  12.2 Effect of Termination. In the event this Agreement is terminated pursuant to Sections 12.1 or 12.3, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 13.3 and 13.13 shall survive; provided, however, that if this Agreement is so terminated by one party pursuant to Section 12.1(a) or 12.1(b) (i) or (ii) because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under any provision of this Agreement, it is expressly agreed and understood that an aggrieved party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired.

                  12.3 Buyer's Investigation. Buyer may terminate this Agreement on or before November 24, 1994, if, (i) as a result of Buyer's discussions with representatives of General Mills, Long John Silver and TGIF, Buyer determines in good faith that its acquisition of the Business could result in a material adverse effect on the relationship of any of those customers with the Business or (ii) as a result of Buyer's inspection of the facilities of the Business and discussions with operating management of the Business and its various distribution centers, Buyer determines in good faith that one or more distribution centers or other facilities of the Business do not operate substantially in a safe and sanitary manner and in accordance with industry and customer standards or would require material capital expenditures not budgeted by Sellers. Sellers agree to cooperate with Buyer in its investigations as described in this Section
     .

                           ARTICLE XIII: MISCELLANEOUS

                  13.1 Amendments. This Agreement may be amended only by a written agreement signed by the parties hereto.

                  13.2 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally or sent by telecopier or facsimile machine to the persons identified below with receipt confirmed, addressed as follows:

                  (a)   if to the Buyer:

                  ProSource, Inc.
                  550 Biltmore Way, 10th Floor
                  Coral Gables, Florida  33134
                  U.S.A.
                  Attention: President
                  Facsimile: (305) 529-2573

                  with a copy to:

                  Kaye, Scholer, Fierman, Hays
                    & Handler
                  425 Park Avenue
                  New York, New York 10022
                  U.S.A.
                  Attention: Joel I. Greenberg
                  Facsimile: (212) 836-7149

                  (b)   if to the Sellers:

                  THE MARTIN-BROWER COMPANY
                  1020 West 31st Street
                  Downers Grove, Illinois 60515-5508
                  U.S.A.
                  Attention: President
                  Facsimile: (708) 496-6290

                  with a copy to:

                  Dalgety plc
                  100 George Street
                  London W1H 5RH
                  United Kingdom
                  Attention: Commercial Director
                  Facsimile: 44/71/493-0892

                  with a copy to:

                  McDermott, Will & Emery
                  227 West Monroe Street
                  Chicago, Illinois 60603-4067
                  Attention: C. E. Hussey II
                  Facsimile: (312) 984-2097

                  Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

                  13.3 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and, except as otherwise provided herein, the transactions contemplated by this Agreement.

                  13.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; no party may assign any rights hereunder to any Person (other than a Designated Transferee as contemplated herein) without the consent of the others, except that any person that acquires all or a substantial portion of any of their respective businesses as a going concern (other than pursuant to this Agreement) shall assume the obligations of the transferor hereunder (without relieving the transferor of such obligations). Each party shall give the others at least twenty (20) days notice before effecting a sale of all or a substantial portion of its business as a going concern.

                  13.5 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

                  13.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  13.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  13.8 Entire Agreement. This Agreement, including the Annexes and Schedules attached hereto, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter thereof.

                  13.9 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights hereunder to one or more Designated Transferees, provided that no such assignment shall relieve Buyer of its obligations hereunder.

                  13.10 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (excluding its conflicts of law provisions) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.

                  13.11 Forum; Service of Process. Any legal suit, action or proceeding brought by Sellers or Buyer, or any of their respective affiliates, arising out of or based upon this Agreement shall be instituted in (a) the United States District Court for the District of Delaware, or if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, (b) the Courts of the State of Delaware (collectively, the "Courts"), and each of the Sellers and Buyer (on its behalf and on behalf of such affiliates) waives any objections which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of the Courts in any such suit, action or proceeding. Process may be served in any action based on this Agreement anywhere in the world and Buyer and Sellers expressly accept such jurisdiction. Each of the parties hereto hereby irrevocably waives all right to a trial by jury in any suit, action or proceeding (including any counterclaim) arising out of or based upon this Agreement.

                  13.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  13.13 Publicity. Until the business day after the Closing Date and except for any public disclosure which the Buyer and the Sellers in good faith believe is required by law or applicable stock exchange rules, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party which will not be unreasonably withheld. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof.

                  13.14 Confidential Information. In connection with the negotiation of this Agreement and the preparation for the consummation of the actions contemplated hereby, each party will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                                            SELLERS:
                                            THE MARTIN-BROWER COMPANY


                                            By: /s/  John C. Winton
                                               --------------------------------
                                            Its: Sr. V.P. - Finance
                                                -------------------------------


                                            MARTIN-BROWER OF CANADA, LTD.


                                            By: /s/  John C. Winton
                                               --------------------------------
                                            Its: Director
                                                -------------------------------



                                            BUYER:
                                            PROSOURCE, INC.


                                            By: /s/  D.R. Parker
                                               --------------------------------
                                            Its: Chairman
                                                -------------------------------

                                                                      ANNEX 2.1

                                FUNDING AGREEMENT


                  In consideration of the benefit received by Onex corporation from the purchase by its affiliate ProSource, Inc. of the National Accounts Division ("NAD") of The Martin-Brower Company and Martin-Brower of Canada, Ltd., the undersigned Onex Corporation, an Ontario company, hereby agrees that, subject to satisfaction of the conditions specified in Article VIII of the Agreement to which this Agreement is an Annex (the "PURCHASE AGREEMENT"), including, but not limited to, the concurrent satisfaction of the conditions set forth in Section 8.5 of the Purchase Agreement, Onex will provide, or cause to be provided, to ProSource, Inc. equity and subordinated debt financing (in such proportions of equity and debt as shall be acceptable to NationsBank) in the aggregate amount of U.S. $45,000,000 or such reduced amount as shall be necessary for ProSource, Inc. to obtain the financing described in Section 8.5 of the Purchase Agreement. The financing described above shall be provided at the Closing of the purchase as herein described in Article II of the purchase Agreement.

                                    Onex Corporation



                                    By:_______________________________________


Dated:   November __, 1994

                                                                      ANNEX 8.7

                            FORM OF SELLERS' OPINION


                                                    ______________ _____ , 1994


ProSource, Inc.
550 Biltmore Way, 10th Floor
Coral Gables, Florida  33134


Gentlemen :

                  We have acted as counsel to The Martin-Brower Company, a Delaware corporation, and Martin-Brower of Canada, Ltd., a corporation organized under the laws of Ontario, Canada (collectively, the "Sellers") in connection with the execution and delivery of the Agreement for the Purchase and Sale of the National Accounts Division of The Martin-Brower Company and Martin-Brower of Canada, Ltd., dated November __, 1994 (the "Agreement") , entered into by and between ProSource, Inc., a Delaware corporation (the "Buyer"), and the Sellers pertaining to the sale by the Sellers of the National Accounts Division of the Sellers.

                  This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the ABA Section of Business Law 1991. As a consequence, it is subject to a number of qualifications, exemptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and this letter should be read in conjunction therewith. Capitalized terms not defined herein are defined as set forth in the Agreement or the Accord.

                  Based on the foregoing and subject to the limitations and qualifications set forth in the Accord and hereafter, it is our opinion that as of the date hereof:

                  1. The Agreement,the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement are enforceable against the Sellers.

                  2. Execution and delivery by the Sellers of, and performance of, the Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement do not (i) violate the terms of the Constituent

Documents of the Sellers, (ii) breach or otherwise violate any existing obligation of the Sellers under a Court Order listed in the attached officer's certificate or (iii) violate applicable provisions of statutory law or regulations.

                  3. Except as set forth on Schedule 5.3 to the Agreement, no approval, authorization or other action by, or filing with, any governmental authority, is required for the valid execution and delivery by the Sellers of, and performance of their agreements in, the Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement.

                  4. BroMar Services, Inc. ("BroMar"), a wholly-owned subsidiary of The Martin-Brower Company, has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware and is in good standing as a foreign corporation in Illinois. BroMar has the corporate power and authority to conduct its business.

                  5. BroMar's authorized capital stock consists of _________ shares of common stock, par value _____ per share of which 2000 shares are issued and outstanding and held of record by The Martin-Brower Company.

                  The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the State of Illinois.

                  This opinion has been rendered to you in accordance with the provisions of Section 8.7 of the Agreement and may be relied upon by you only in connection with the transactions contemplated thereunder and is not to be circulated or quoted or otherwise relied upon by you for any other purpose or any other person without our prior written consent. We hereby consent to delivery of this opinion to the lenders providing the financing contemplated by
Section 8.5 of the Agreement.

                                    Very truly yours,

                                                                      ANNEX 9.6


                             FORM OF BUYER'S OPINION


                                                                    ____ , 1994


The Martin-Brower Company
1020 West 31st Street
Downers Grove, Illinois  60515-5508


Gentlemen:

                  We have acted as counsel to ProSource, Inc., a Delaware corporation (the "Buyer") in connection with the execution and delivery of the Agreement for the Purchase and Sale of the National Accounts Division of The Martin-Brower Company and Martin-Brower of Canada, Ltd., dated November __, 1994 (the "Agreement") , entered into by and between the Buyer, and The Martin-Brower Company, a Delaware corporation and Martin-Brower of Canada, Ltd. (the "Sellers") pertaining to the sale by the Sellers of the National Accounts Division of the Sellers.

                  This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the ABA Section of Business Law 1991. As a consequence, it is subject to a number of qualifications, exemptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and this letter should be read in conjunction therewith. Capitalized terms not defined herein are defined as set forth in the Agreement or the Accord.

                  Based on the foregoing and subject to the limitations and qualifications set forth in the Accord and hereafter, it is our opinion that as of the date hereof:

                  1. The Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement are enforceable against the Buyer.

                  2. Execution and delivery by the Buyer of, and performance of, the Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement do not (i) violate the terms of the Constituent Documents of the Buyer, (ii) breach or otherwise violate any existing obligation of the Buyer under a Court Order listed in the attached officer's certificate or (iii) violate applicable provisions of statutory law or regulations;

                  3. Except as set forth on schedule 6.3 to the Agreement, no approval, authorization or other action by, or filing with, any governmental authority, is required for the valid execution and delivery by the Buyer of, and performance of its agreements in, the Agreement, the Assignment and Assumption Agreement, the Trademark License Agreement and the Service Agreement.

                  The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the State of New York.

                  This opinion has been rendered to you in accordance with the provisions of Section 9.6 of the Agreement and may be relied upon by you only in connection with the transactions contemplated thereunder and is not to be circulated or quoted or otherwise relied upon by you for any other purpose or any other person without our prior written consent.

                                            Very truly yours,

                               Purchase Agreement
                                      among
                           The Martin-Brower Company,
                          Martin-Brower of Canada, Ltd.
                                       and
                                 ProSource, Inc.

                                  Schedule 2.7

                                Restricted Assets

Part A: Restricted Assets

      Consents to Assignment Constitute Conditions Precedent to Closing

      1. License and Service Agreements

      (a)   Vertex Systems, Inc. :

            -     Salestax Magnetic Tape and Salestax PC
                  Returns Agreements dated 9/5/89, as amended

      (b)   SDI:

            -     Computer Software License Order No. 12053
                  dated 2/10/89 (Instant FBA-Group 40)

      (c)   BlueLine Software Inc. :

            -     License and Support Service Agreement dated
                  6/12/89 (RD/Share)

      (d)   McCormack & Dodge:

            -     License and Maintenance Agreement dated
                  11/21/88 (Millennium)

      (e)   Manugistics, Inc., formerly STSC:

            -     Agreement for Consulting and Programming
                  Services and Work Assignment Schedule dated
                  9/13/83

            - Agreement for APL*Plus Time Sharing Services and TRUCKS Supplement, dated 9/13/83

            -     Work Assignment Schedule dated 6/18/87

            -     Amended and Restated Software License
                  Agreement dated 2/12/88

            -     Addendum to Software License Agreement dated
                  2/12/88 and Letter dated 12/4/91

            -     Amendment to Work Assignment Schedule dated
                  4/27/89

            -     Work Assignment Schedule dated 9/8/89

            -     Work Assignment Schedule dated 7/13/90

            -     Name Change Notice from STSC dated 5/1/92

      (f)   Mobius Management Systems, Inc. :

            -     License Agreement dated 2/12/88

      (g)   VM Software, Inc. :

            -     License Agreement with Amendment dated
                  8/23/88

      (h)   Phoenix Software Company:

            -     Perpetual Agreement for Phoenix Software
                  Products dated 12/5/88 (DOS FALCON/PLUS)

      (i)   DNS Associates, Inc. :

            -     Software License Agreement dated 12/20/88
                  (EDI/EDGE)

      (j)   Westinghouse Electric Corp. :

            -     Software Product License Agreement dated
                  4/28/88 (Disk Utility)

      (k)   Computer Associates:

            -     License Agreement for Program Product dated
                  3/15/89 (CA-DYNAM/T VM and VSE)

            -     Pansophic Systems, Inc. Software License
                  Agreement dated 10/12/90 (Warehouse BOSS)

            -     Order Form 3/31/93 (Warehouse BOSS)

      (l)   Distribution Management Systems, Inc. :
            - Sales Agreement (Digital 11/84 Processor and related equipment) dated 2/5/87

      (m)   XcelleNet, Inc. :

            -     Software License Agreement dated 5/4/93

            -     Software Assurance Plan Agreement dated
                  5/4/93

            -     Source Code Escrow Addendum dated 5/4/93 to

            -     Master Source Code Escrow Agreement with
                  XcelleNet and Fort Knox Safe Deposit, Inc.
                  dated 3/18/93

      (n)   CATOC Systems:

            -     Agreement

      (o)   Information Builders, Inc.:

            - Letter Agreements, dated 6/24/82 and 10/4/94 with Information Builders Inc. (FOCUS software)

            (p)   CompuServe:

            -     Network Services Agreement

            (q)   MSA (Dun & Bradstreet)

            -     Payroll and Human Resources Software

      2.    Consulting Agreements

            (a)   Information & Communication Systems, Inc. :

                  -     Agreement for Consulting Services dated
                        3/28/89

            (b)   Distribution Software, Inc. :

                  -     Implementation Services Contract

            (c)   Comsi, formerly Zink & Katich, Inc.:

                  -     Software Services Agreement dated 6/12/87

            (d)   CSC Consulting:

                  -     Consulting Agreement

            (e)   CSC Index:

                  -     Letter Agreements for Consulting Work

      3.    Other Agreements

            (a)   Central Management Corp. (LIS)

                  -     Agency Agreement

      4.    Customers Contracts

            (a)   Long John Silver's

                  -     Agreement dated 4/7/94

            (b)   T.G.I. Friday's

                  -     Master Distribution Agreement dated 4/1/91

      5.    Equipment Lease contracts

            (a)   UPS Truck Leasing, Inc. :

                  -     Vehicle Lease Agreement with Hill Truck
                        Rentals, Inc. dated 10/1/77 Maintenance
                        Agreement (Trailers) dated 5/17/93

            (b)   Pitney Bowes Credit Corp. :

                  - Master Equipment Lease Agreement dated 3/9/89 Revised Addendum "B" Stipulated Loss Values (Trailers) dated 1/17/90

            (c)   BLC Corporation:

                  -     Master Lease Agreement dated 8/1/92
                        (Tractors/Trailers)

                  -     Rider No. 1 dated 9/1/94

            (d)   Metlife Capital, Limited Partnership:

                  - Motor Vehicle Lease Agreement (Trailers) dated 2/7/89

            (e)   MCC Leasing/Trust No. 89-22:

                  - Motor Vehicle Lease Agreement (Trailers) dated 2/7/89

            (f)   Ryder Truck Rental, Inc. :

                  -     Assumption Agreement dated 1/7/93 (Gridley)

                  -     Master Lease - Tractors (not included)

            (g)   NationsBank (formerly Sovran Leasing Corp.):

                  - Motor Vehicle Lease Agreement (Trailers) dated 4/10/94, as amended

            (h)   John Hancock Leasing Corp.:

                  -     Master Lease dated 7/16/91 Acceptance
                        Supplement (Trailers) dated 11/18/91

            (i)   Lend  Lease Trucks, Inc.:

                  -     Vehicle Lease Agreement dated 9/16/78

                  -     Letter of Understanding dated 7/6/91 and
                        Schedules M (College Park, GA)

            (j)   Frontier Nationalease, Inc. :

                  -     Maintenance Service Agreement (Trailers)

            (k)   LaSalle Computer Corporation:

                  - Computer Equipment Lease - Master Terms and Conditions (computers)

                  -     Schedule 32 dated 2/14/92

                  -     Schedule 33 dated 7/12/94

            (l)   Data Exchange:

                  -     Lease Agreement (computers) dated 12/21/87

            (m)   IBM Corporation:

                  -     Lease dated 7/26/93 (computers)

            (n)   Donlen Corporation:

                  - Motor Vehicle Lease Agreement dated 8/18/93 and Revised Schedule B dated 1/6/94 (cars)

            (o)   The Associates:

                  -     Master Automobile Lease dated 5/2/94 (cars)

            (p)   PHH Canada (cars)

      6.    Real Estate Leases

            (a)   1020 31st Street, Downers Grove, Illinois

                  -     6th Floor Lease dated 11/30/93

                  -     Lower Level Lease dated 5/31/94

                  -     Notice of Sale of Property dated 10/4/94

            (b)   4800 South Austin Avenue, Chicago, Illinois

                  -     Office Lease dated 11/22/77

            (c)   CENTER 04 - ATLANTA, GEORGIA
                  5155 Welcome All Road
                  Atlanta, Ga 30349

                  - Warehouse Lease and Construction Agreement dated 9/14/90, as amended

            (d)   CENTER 45 - CHESTER, NEW YORK
                  65 Leone Lane
                  Chester, NY 10918

                  - Warehouse Lease and Construction Agreement dated 2/17/86

            (e)   CENTER 25 - COLUMBUS, OHIO
                  4465 Industrial Center Drive
                  Village of Obetz, OH 43207

                  - Warehouse Lease and Construction Agreement dated 9/9/92

            (f)   CENTER 09 - DALLAS, TEXAS
                  1603 North Gardenridge Blvd.
                  Lewisville, Texas 75067

                  -     Carrolton Dry Storage

                  -     King William Freezer

                  -     Bradford County Freezer

            (g)   CENTER 18 - WASHINGTON, D.C.
                  425 Lee Hill Drive
                  Fredericksburg, VA 22408

                  -     Lease and Construction Agreement dated
                        9/28/76

                  -     Warehouse Lease dated 7/1/93 for Stafford
                        County

                  -     Agreements with RTC dated 7/93

            (h)   CENTER 31 - KANSAS CITY, KANSAS
                  9854 Industrial Blvd.
                  Lenexa, KS 66215

                  -     Warehouse Lease dated 9/1/78

                  -     Lease Agreement dated 9/1/93 for
                        Edwardsville , Kansas

            (i)   CENTER 03 - LOS ANGELES, CALIFORNIA
                  5598 Lindbergh Lane
                  City of Bell, CA 90201

                  -     Lease Agreement dated 3/6/80, as amended

            (j)   CENTER 43 - LOS ANGELES, CALIFORNIA
                  145 North Willow
                  City of Industry, CA 91746

                  -     Industrial Real Estate Lease dated 1/20/92

            (k)   CENTER 22 - PORTLAND, OREGON
                  13130 N.E. Airport Way
                  Portland, OR 97230

                  -     Standard Industrial Lease dated 7/28/89

            (l)   CENTER 33 - TRENTON, ONTARIO
                  160 North Murray Street
                  Trenton, Ontario

                  -     Lease dated 12/91

Part B:     Restricted Assets

            Consents to Assignment not a Condition Precedent to Closing

      1.    License and Service Agreements

            (a)   EDP Security, Inc. :

                  -     Disaster Plan/90 License Agreement dated
                        ___________ , 1989

            (b)   DatagraphiX:

                  - Program License Agreement dated 5/10/89 (XC software)

                  -     Maintenance Agreement dated 5/10/89

            (c)   Data Base of Chicago, Inc. :

                  -     Service Agreement dated June 30, 1988

            (d)   Sprint Communications Company L.P. :

                  -     Video Conferencing Equipment

            (e)   EMC Corporation:

                  -     Master Lease Agreement

      2.    Other Agreements

            (a)   Dell Marketing L.P.

                  -     Corporate Performance Agreement

                               Purchase Agreement
                                      among
                           The Martin-Brower Company,
                                       and
                                 ProSource, Inc.

                                  Schedule 3.2

                             Liabilities Not Assumed

1.    Industrial Development Revenue Bonds and accrued Interest
      Secured by the Distribution Center locate at 1090 Gills
      Drive, Orlando, Florida.

2.    The liability for purged receivers.

3. The liability for Workers' Compensation Claims for accidents occurring prior to Closing.

4. The liability for medical claims incurred prior to the closing.

5. All liabilities associated with the "old columbus" distribution center.

6. The liability for relocation services arising from employee actions prior to the Closing.

7. The liability for litigation matters listed or required to be listed in Schedule 5.15.

8. The liability for vehicle accidents occurring prior to the Closing.

9.    The liability for The Martin-Brower Company 401(k) Thrift
      Plan.

10.   The liability for The Money Purchase Plan For Salaried
      Employees of The Martin-Brower Company.

11. The liability for The Martin-Brower Company Pension Plan for Hourly Paid Employees.

12.   The liability for Martin-Brower of Canada, Ltd. Group RRSP.

13. The liability for executive added compensation due to profit performance through the date of the Closing.

14. The liability for occurrences prior to Closing that would generate a claim under property and general insurance, as well as premiums for related insurance.

15.   The liability for audit fees of Price Waterhouse.

16.   Any liability incurred in violation of this Agreement.

17. Any liability or obligation related to or associated with a Restricted Asset the benefit of which is not assigned or transferred to the Buyer.

18. Any liability or obligation that is otherwise expressly stated in this Agreement as the responsibility of the Sellers or expressly not assumed by the Buyer.

19. Any reserve relating to any liability not assumed by the Buyer shall be retained by the Sellers.

                                                                    SCHEDULE 4.1

                           National Accounts Division
                    (A Division of The Martin-Brower Company)
                              Accounting Principles

      A. Principles of Consolidation: The Financial Statements include and the Statement of Net Assets Sold will include the accounts of (a) National Accounts Division ("NAD"), a division of The Martin-Brower Company, (b) the NAD division of Martin-Brower of Canada, Ltd. ("NAD CANADA"), a subsidiary of The Martin-Brower Company, and (c) BroMar Services, Inc. ("BROMAR"), a subsidiary of The Martin-Brower Company. All significant intercompany transactions have been eliminated in the Financial Statements and will be eliminated in the Statement of Net Assets Sold, except as noted below.

      B. Translation of Foreign Currency. The accounts of NAD Canada are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 as follows:

            Assets and Liabilities: Exchange rate at date of balance sheet.

            Revenue and Expenses: Average monthly exchange rates.

      C. Inventories. Inventories on the Financial Statements and the Statement of Net Assets Sold, consisting of product for resale, are and will be stated at the lower of cost or market, cost being determined using the first-in first-out method. Certain items in inventory have been transported to the Seller's distribution centers on the Seller's own transportation equipment ("backhauled"). Inventory is valued for such items as if a third party had provided the inbound transportation service (approximately $400,000 over actual cost). Such backhauled inventory is not stated above market. The inventories on the Statement of Net Assets Sold will not be stated in excess of net realizable value.

      D. Property. Plant and Equipment. Property additions, major renewals and betterments are included in asset accounts at cost. Interest charges incurred during the period required to construct major properties are capitalized as part of the project cost and amortized over the life of the asset in accordance with generally accepted accounting principles. The assets and obligations associated with The Martin-Brower Company's leasehold of one of its distribution centers ("old Columbus"') are not

Assets or Liabilities, are included in the Financial Statements but will not be included in the Statement of Net Assets Sold. The cost of furniture at the headquarters location listed in Schedule 1.1 shall be included in the Statement of Net Assets Sold at the lesser of (x) 50% of the net book value thereof and
(y) the excess of the net book value thereof over $212,500.

      E. Depreciation. Depreciation is computed generally using the straight line method over the estimated useful lives of the assets. Amortization of leasehold improvements and equipment under capital leases is computed using the straight line method generally over the shorter of the useful lives or the remaining lease terms.

      F. Accounts Receivable. All accounts receivable of the Business will be transferred to the Buyer at the Closing. The Statement of Net Assets Sold will include a reserve for doubtful accounts of $1,000,000 (and such other reserves as may be required with respect to specified accounts based upon any event occurring or circumstance coming into existence after November 10, 1994) , which reserve is agreed by the parties to be adequate, irrespective of the amount that may be required under generally accepted accounting principles.

      G. Income Taxes. The liability for income taxes relating to periods up to the Closing Date is an obligation of the Sellers. No income tax expense is included in the Financial
Statements and no liability for income taxes will be included in the Statement of Net Assets Sold.

      H. Intercompany Transactions. The Martin-Brower Company is charged interest on borrowings from its parent company, Dalgety, Inc. The liability for borrowings and interest thereon due to Dalgety, Inc. are not Liabilities and will remain an obligation of the Sellers and are not included in the Financial Statements and will not be included on the Statement of Net Assets Sold.

      I. Medical Benefits for Retired Employees. The Sellers have a post retirement medical benefit plan that covers employees who had met certain age and length of service requirements on or before December 1, 1989. Those liabilities will remain an obligation of the Sellers following the Closing, are not included in the Financial Statements, and will not be included in the Statement of Net Assets Sold.

      J. Employee Benefit Plans. The Sellers provide various employee and retirement benefits for substantially all of their employees through various plans. The liability for continuation of these plans is not being transferred to the Buyer, is included in the Financial Statements, but will not be included in the Statement of Net Assets Sold.

      K. Vacation Pay. Employees of the Sellers are generally entitled to a full year's vacation benefit on January 1 each year. The Financial Statements include an accrual of liability for vacation obligations. The Statement of Net Assets Sold will include a liability of $500,000 for vacation obligations, the amount of which reserve is agreed by the parties to be adequate, irrespective of the amount that may be required under generally accepted accounting principles.

      L. Executive Added Compensation. Certain management employees of the Sellers are covered under an Executive Added Compensation (E.A.C.) bonus arrangement under which they are entitled to additional compensation following the end of a fiscal year based on the achievement of certain individual goals and objectives ("OBJECTIVES PORTION") and the increase in profitability of the division over the prior year ("PROFITABILITY PORTION"). As of the Closing, NAD has not achieved increased profitability over the comparable period in the prior year and no accrual of liability or reserve for the profitability portion will be included in the Statement of Net Assets Sold. The Statement of Net Assets Sold will contain an accrual for the objectives portion equal to the amount of the objectives portion attributable to the period prior to the Closing Date. The E.A.C. for fiscal year 1995 shall constitute a Liability, including any amount payable to covered employees under the profitability portion.

      M. Excluded Assets and Liabilities. The Statement of Net Assets Sold excludes certain assets and liabilities included in the seller's September 30, 1994 Balance Sheet to the extent such assets and liabilities will not be transferred to Buyer pursuant to the Agreement for the Purchase and Sale of the National Accounts division of The Martin-Brower Company and Martin-Brower of Canada, Ltd. by and between ProSource, Inc. and The Martin-Brower Company and Martin-Brower of Canada, Ltd.

      N. Re-engineering Consulting Services. The Statement of Net Assets Sold shall not reflect as an Asset any amount in respect of re-engineering consulting services nor shall any amount attributable to the contingent liability to CSC Index of $690,000 plus interest, which may be payable on August 15, 1995 (the "CSC INDEX COST"), be included as a liability or reserve on the Statement of Net Assets Sold. Notwithstanding the foregoing, Buyer shall assume as a Liability any amounts which may become payable relating to the CSC Index Cost.

      O. Accounts Payable. The Financial Statements reflect a liability for payments due to vendors which is less than the actual amount due. The Statement of Net Assets sold will include the actual amount due vendors as reconciled as of the Closing Date.

                                SCHEDULE 7.13(i)

                  IDENTIFIED CUSTOMERS

            Arby's

            Brown's Chicken & Pasta

            Chick-fil-A

            Chili's Grill & Bar

            China Coast

            Dalt's Grill

            Fazoli's

            Front Row

            Jack's

            Itali Anni's

            Long John Silver's

            The Olive Garden

            Red Lobster

            TCBY

            T.G.I.  Friday's

            General Mills Restaurants

            Brinker International

                                          SCHEDULE 7.13(f)

                               Purchase Agreement
                                      among
                           The Martin-Brower Company,
                          Martin-Brower of Canada, Ltd.
                                       and
                                 ProSource, Inc.

                          Restricted Employees of Buyer

Dan Adzia            -     Executive Vice President
Dennis Andruskiewicz -     Vice President, Operations
Jim Dimos            -     Vice President, Sales & Marketing
Jim Green            -     Vice President, Business Planning & Development
Jerry Noonan         -     Vice President, NAD Finance
Mark Cartwright      -     Senior Director, Transportation
Tom McKinnon         -     Vice President/General Manager, Bromar
Mike Eaton           -     Traffic Manager
George Gertenbach    -     General Manager, Atlanta
Brad Anderson        -     General Manager, Bloomington
Mark Bringham        -     General Manager, Chester
Bob Boehm            -     General Manager, Columbus
Anthony Glenn        -     General Manager Dallas
(Open)               -     Distribution Center Manager, Houston
Sonny Welty          -     Distribution Center Manager, Kansas City
Bob Cagic            -     General Manager, Los Angeles
Bob Gertenbach       -     General Manager, Orlando
Dave Simmons         -     Distribution Center Manager, Portland
Ed Robinson          -     General Manager, Washington
Merv McBride         -     General Manager, Trenton
Jim Slattery         -     Account General Manager
Bill Quantock        -     Account General Manager
Norm Dick            -     Account General Manager
Gretchen Sussman     -     Account General Manager
Tim Zak              -     Account General Manager
Jeff Waek            -     Account General Manager
Steve Edwards        -     Account General Manager

Al Lovato         -     Director, Data Processing
Pam Malek         -     Account Product Manager
Wally Johnson     -     Account Product Manager


                                       2